UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
CIBUS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CIBUS, INC.
6455 Nancy Ridge Drive
San Diego, California 92121
Notice of 2024 Annual Meeting of Stockholders
to be held on May 30, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Cibus, Inc. (the “Annual Meeting”), to be held virtually via live webcast at www.virtualshareholdermeeting.com/CBUS2024, on Thursday, May 30, 2024, at 10:00 a.m. Pacific Time, for the following purposes:
1.To elect six directors to our Board of Directors, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation, or removal;
2.To approve, on an advisory basis, the compensation of Cibus, Inc.’s Named Executive Officers; and
3.To ratify the appointment by the Audit Committee of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.
Stockholders will also act on such other business and matters or proposals as may properly come before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 2, 2024. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Cibus, Inc.’s list of stockholders as of April 2, 2024, will be available for inspection 10 days prior to the Annual Meeting during ordinary business hours at our corporate headquarters. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.
Your vote as a stockholder of Cibus, Inc. is very important. Each share of Class A Common Stock, par value $0.0001, or Class B Common Stock, par value $0.0001, that you own represents one vote.

By Order of the Board of Directors,
/s/ Rory Riggs
Rory Riggs Chief Executive Officer and Chairman San Diego, California April 19, 2024
Whether or not you expect to attend the online Annual Meeting, please submit voting instructions for your shares promptly by internet at www.proxyvote.com, by telephone at 1-800-690-6903 (toll free) or by mail. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2024

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

CIBUS, INC.
PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

EXPLANATORY NOTE
Terms

When the terms “Cibus,” the “Company,” “we,” “us,” “our” or “its” are used in this Proxy Statement, unless the context otherwise requires, those terms are being used to refer to Cibus, Inc. (formerly Calyxt, Inc.) and its consolidated subsidiaries (i) excluding Cibus Global, LLC and its consolidated subsidiaries, prior to the completion of the Merger Transactions (as defined below under the heading “—Completion of Merger Transactions”) and (ii) the combined entity, including Cibus Global, LLC and its consolidated subsidiaries, as of and following the consummation of the Merger Transactions. When the term “Legacy Calyxt” is used, it is being used to exclusively refer to Calyxt, Inc. prior to the Merger Transactions. When the term “Cibus Global” is used, it is being used to refer to Cibus Global, LLC, both prior to and after the completion of the Merger Transactions. When the term “Cellectis” is used, it is being used to refer to Cellectis S.A. (société anonyme), the Company’s largest shareholder prior to the completion of the Merger Transactions.

When the term “Class A Common Stock” is used, it is being used, unless the context requires otherwise, to refer prior to the Merger Transactions to Legacy Calyxt’s common stock, par value $0.0001 per share (“Legacy Common Stock”) and following the Merger Transactions to the Class A Common Stock, $0.0001 par value per share. Each share of Legacy Common Stock existing and outstanding immediately prior to the Merger Transactions remained outstanding as a share of Class A Common Stock without any conversion or exchange thereof.

The Company owns or has the right to use the trademarks, service marks, and trade names that it uses in conjunction with the operation of its business. Some of the more important marks and names that it owns or has rights to use that may appear in this Proxy Statement include: “Cibus®,” “RTDS®,” “Rapid Trait Development SystemTM,” and “Trait MachineTM.” This Proxy Statement may also contain additional trade names, trademarks, and service marks belonging to other companies. The Company does not intend its use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of these other parties.

Completion of Merger Transactions

On May 31, 2023, the Company completed the business combination transactions contemplated by the Agreement and Plan of Merger, dated as of January 13, 2023, as amended by the First Amendment thereto dated as of April 14, 2023 (as amended, the “Merger Agreement,” and the transactions contemplated thereby, the “Merger Transactions”), by and among Legacy Calyxt; Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Legacy Calyxt (“Merger Subsidiary”); Cibus Global; and certain blocker entities party thereto. Among other things, as part of the Merger Transactions, the Company’s amended and restated certificate of incorporation was further amended and restated (the “Amended Certificate of Incorporation”). The Company is organized in an “Up-C” structure, and the Company’s only material asset consists of membership units of Cibus Global. The Amended Certificate of Incorporation designates two classes of the Company’s common stock: (i) Class A Common Stock, which shares have full voting and economic rights, and (ii) Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), which shares have full voting, but no economic rights. Each share of Class B Common Stock is paired with a common unit of Cibus Global, which collectively comprise an “Up-C Unit.”

Reverse Stock Splits

Prior to the Merger Transactions, Legacy Calyxt effected a one-for-ten reverse stock split (the “First Reverse Stock Split”) of the Legacy Common Stock, which became effective on April 24, 2023. The First Reverse Stock Split was reflected on the Nasdaq Capital Market (the “Nasdaq”) beginning with the opening of trading on April 25, 2023.

Immediately prior to the Merger Transactions, the Company effected a one-for-five reverse stock split (the “Second Reverse Stock Split” and, together with the First Reverse Stock Split, the “Reverse Stock Splits”) of the Legacy Common Stock, which became effective on May 31, 2023. The Second Reverse Stock Split was reflected on the Nasdaq beginning with the opening of trading of the Class A Common Stock on June 1, 2023.

No fractional shares were issued in connection with the Reverse Stock Splits and instead, fractional shares were rounded up to the nearest whole share number. The par value and authorized shares of Legacy Common Stock and preferred stock of the Company were not adjusted as a result of the Reverse Stock Splits.

Pursuant to the Amended Certificate of Incorporation, following the consummation of the Merger Transactions, the Company is authorized to issue 310,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share, divided into (A) 210,000,000 shares of Class A Common Stock and (B) 90,000,000 shares of Class B Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless otherwise noted, all share and per share amounts in this Proxy Statement have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Splits.

At the closing of the Merger Transactions, the Company issued an aggregate of 16,527,484 shares of Class A Common Stock (including 1,019,282 shares of restricted Class A Common Stock) to Cibus Global unitholders, based on an exchange ratio set forth in the Merger Agreement, resulting in 17,601,881 shares of the Class A Common Stock being issued and outstanding immediately following the effective time of Merger Subsidiary’s merger with and into Cibus Global. The exchange ratios were determined in accordance with the Merger Agreement and the allocation schedule attached thereto (as amended and revised as of May 31, 2023) and were calculated in a manner to allocate Legacy Calyxt stockholders and Cibus Global unitholders a percentage of the combined company.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CIBUS, INC. STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2024
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, primarily over the internet rather than in paper form. Instructions on how to access these materials online or how to request a paper copy of the proxy materials may be found in the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which is being first mailed on or about April 19, 2024, to all stockholders entitled to receive notice of and to vote at the Annual Meeting. We believe that following this rule makes the distribution of proxy materials more efficient and less costly and helps in conserving natural resources.
The proxy materials referred to in the Notice of Internet Availability are both downloadable and printable. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice of Internet Availability.
The Notice of the Annual Meeting, this Proxy Statement for the Annual Meeting, and Cibus, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, are available at www.proxyvote.com. These materials will remain on this website and be accessible to holders of Class A Common Stock and Class B Common Stock through the conclusion of the Annual Meeting at no charge to the stockholder.
INFORMATION ABOUT THE ANNUAL MEETING
The Cibus, Inc. Board of Directors (the “Board”) is providing you with these proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. The Board requests that you vote on the proposals described in this Proxy Statement. You are invited to attend the Annual Meeting online, but you do not need to attend the Annual Meeting to vote your shares of common stock. Instead, you may simply vote your shares of common stock by proxy by voting online or by telephone as described on the proxy card or voting instruction form or, request a proxy card from us and complete, sign, and return it at your earliest convenience in the postage-prepaid return envelope that will be provided.
Cibus, Inc. intends to post this Proxy Statement, proxy card, and Annual Report on Form 10-K online at www.proxyvote.com and at https://investor.cibus.com/financials-filings/sec-filings on or about April 19, 2024. We will mail printed copies of the proxy materials to holders of common stock who request them by following the instructions contained in the Notice of Internet Availability.
The mailing address of the principal executive offices is Cibus, Inc., 6455 Nancy Ridge Drive, San Diego, CA 92121.

Conduct of the Meeting — Virtual Only
The Annual Meeting will be held virtually on May 30, 2024, at 10:00 a.m. Pacific Time via live webcast at www.virtualshareholdermeeting.com/CBUS2024. There will be no physical meeting location, though we have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. We believe there are many benefits to a virtual meeting, including expanded access, improved communication, and cost savings for our stockholders and us. We believe that hosting a virtual meeting enables stockholder participation from any location around the world.
To attend the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card.
We recommend that you log in at least 15 minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Online access will begin at 9:45 a.m. Pacific Time. The Annual Meeting platform is fully supported across browsers (Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in (at least 15 minutes before the Annual Meeting) and ensure that they can hear streaming audio prior to the start of the Annual Meeting. Information on how to vote online at the Annual Meeting is discussed below.
If you wish to submit a question, please do so during the meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/CBUS2024 and follow the instructions within.
Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page. In the event of a technical malfunction or situation that makes it advisable to adjourn the Annual Meeting, the presiding officer of the meeting will convene the meeting at 11:00 a.m. Pacific Time on May 30, 2024, at the Company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time, and location announced by the presiding officer of the meeting. If this happens, more information will be provided at https://investor.cibus.com/.

Record Date and Voting Power
Our Board has fixed April 2, 2024, as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 21,622,679 shares of Class A Common Stock (including 560,823 restricted shares of Class A Common Stock that remain subject to vesting) and 3,142,636 shares of Class B Common Stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share of Class A Common Stock or Class B Common Stock held as of the record date. There will be no cumulative voting in the election of directors.

Stockholder of Record: Shares Registered in Your Name
If on April 2, 2024, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote in advance of the Annual Meeting by proxy. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card to vote online at the Annual Meeting or to submit voting instructions in advance of the Annual Meeting by internet or telephone for your shares to be voted by proxy.
Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to submit voting instructions by internet or telephone as instructed on your Notice of Internet Availability or proxy card or to request a proxy card from us and complete, date, sign, and return the proxy card in the envelope that we will provide to you.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent
If on April 2, 2024, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization (as opposed to in your name directly), then you are the beneficial owner of shares held in “street name” and the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account, and such broker or other agent has provided voting instructions for you to use in directing it on how to vote your shares. As a beneficial owner, you are also invited to attend the Annual Meeting. However, as you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent in whose name the shares are held in advance of the Annual Meeting.

Quorum
A quorum of stockholders is necessary to hold a valid meeting. The presence, virtually or by proxy, of the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. On the record date, there were 21,622,679 shares of Class A Common Stock (including 560,823 restricted shares of Class A Common Stock that remain subject to vesting) and 3,142,636 shares of Class B Common Stock outstanding and entitled to vote. Thus, the holders of 12,382,658 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
If, however, a quorum is not present or represented at the Annual Meeting, the presiding officer of the Annual Meeting will have the power to adjourn the Annual Meeting until a quorum is present or represented. At such adjourned meeting being reconvened, any business may be transacted which properly could have been transacted at the original Annual Meeting.

Recommendations of the Board on Each of the Proposals
There are three proposals that will be presented to Cibus stockholders at the Annual Meeting:

Proposal No. 1 — Election of Directors.
The Board recommends that you vote FOR the election of each of the six nominees named in this Proxy Statement.

Proposal No. 2 — Say-on-Pay.
The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm.
The Board recommends that you vote FOR the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Required Votes
Pursuant to our Amended and Restated Bylaws (“bylaws”):
•Nominees for election to our Board will be elected by a majority of votes cast by the holders of all shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes “For” and votes “Against,” but excluding any abstentions or broker non-votes). Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal No. 1.
•The compensation of our Named Executive Officers will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of a vote “Against” Proposal No. 2. Broker non-votes will have no effect on the outcome of the vote on Proposal No. 2. Proposal No. 2 is advisory in nature and is not binding on the Board or the Company.
•The appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2024, will be ratified by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of a vote “Against” Proposal No. 3. Because Proposal No. 3 is a routine matter, it is expected that there would not be any broker non-votes.

Voting Instructions; Voting of Proxies
You may vote “For” or “Against” or “Abstain” with respect to each nominee for the Board. With respect to the advisory approval of the compensation of our Named Executive Officers, you may vote “For” or “Against” or “Abstain.” With respect to the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm, you may vote “For” or “Against” or “Abstain.”
The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may (1) vote by proxy by using a proxy card that you may request from us, (2) vote by proxy over the internet prior to the meeting, (3) vote over the internet during the meeting, or (4) vote by proxy by telephone prior to the meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy (via card, internet, or telephone) to ensure your vote is counted. You may still attend the Annual Meeting and vote if you have already voted by proxy.
•You can vote by proxy card by requesting a proxy card from us pursuant to the instructions in the Notice of Internet Availability, and promptly completing and returning your signed proxy card in the envelope that will be provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 29, 2024.
•To vote online prior to the Annual Meeting, visit www.proxyvote.com, be sure to have your Notice of Internet Availability or proxy card available, and follow the steps outlined on the secure website. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card to vote online. Your vote must be received by 11:59 p.m., Pacific Time on May 29, 2024, to be counted.
•To vote by telephone within the United States and Canada, call 1-800-690-6903 (toll free) on a touch tone telephone and follow the instructions provided by the recorded message. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card to vote by telephone. Your vote must be received by 11:59 p.m., Pacific Time on May 29, 2024, to be counted.
•To vote online during the Annual Meeting, visit www.virtualshareholdermeeting.com/CBUS2024, be sure to have your Notice of Internet Availability or proxy card available and follow the instructions given on the secure website. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card to vote online at the Annual Meeting.
We provide internet proxy voting to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in that notice to ensure that your vote is counted. Alternatively, you may vote over the internet as instructed by your broker, bank, or other agent. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent and follow the instructions included with those proxy materials. You may contact the broker, bank, or other agent in whose name your shares are registered to request a proxy form.

Consequences of Not Voting
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or online during the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent
A broker non-vote occurs when shares registered in the name of a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its client who beneficially owns those shares. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters.

Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. Proposal No. 1 (the election of directors) and Proposal No. 2 (say-on-pay) are considered non-routine matters under applicable rules and your broker or other nominee will not have discretion to vote on Proposal No. 1 or Proposal No. 2 absent direction from you. Accordingly, there may be broker non-votes on Proposal No. 1 (the election of directors) and Proposal No. 2 (say-on-pay). Proposal No. 3 (the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024), is considered a routine matter under applicable rules, and your broker or other nominee may generally vote in its discretion. Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 3.
The Company’s bylaws provide that the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote, present virtually, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. In addition, under the General Corporation Law of the State of Delaware, shares that are voted “abstain” and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. As a result, broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining a quorum is present.

Abstentions will have no effect on the outcome of the vote on Proposal No. 1. Abstentions will have the effect of a vote “Against” Proposal No. 2 and Proposal No. 3. Broker non-votes will have no effect on the outcome of the vote on Proposal No. 1 or Proposal No. 2. Because Proposal No. 3 is a routine matter, it is expected that there would not be any broker non-votes.

Returning Blank Proxy Card
If you request a proxy card from us and return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with management’s recommendations. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Expenses of Soliciting Proxies
The Board is soliciting proxies to provide an opportunity for all stockholders to vote, whether or not the stockholders are able to attend the Annual Meeting or an adjournment or postponement thereof. We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
Receiving More than One Proxy
If you receive more than one Notice of Internet Availability or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Internet Availability or set of proxy materials that you receive to ensure that all your shares are voted. Each Notice of Internet Availability or proxy card may have a different 16-digit control number printed in the box marked by the arrow.

Revocation of Proxies
Stockholder of Record: Shares Registered in Your Name
You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by voting again through the internet or by telephone.
•You may send a timely written notice that you are revoking your proxy to Cibus’ General Counsel at 6455 Nancy Ridge Drive, San Diego, CA 92121.
•You may attend the virtual Annual Meeting and vote online by following the instructions posted at www.virtualshareholdermeeting.com/CBUS2024. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

The latest proxy vote is the one that is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent

If your shares are held by your broker, bank, or other agent, as a nominee or agent, you should follow the instructions provided by such broker, bank, or other agent.

Results of Voting at the Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Procedure for Submitting Stockholders Proposals and Director Nominees at the 2025 Annual Meeting of Stockholders
The rules of the SEC permit our stockholders, after timely notice to Cibus, to present proposals in the Company’s proxy statement for stockholder action where such proposals are consistent with applicable law, constitute a proper matter for stockholder action, and are not properly omitted by Cibus in accordance with the rules of the SEC. To be timely for the Company’s 2025 Annual Meeting of Stockholders, a stockholder’s notice of a proposal must be delivered to or mailed and received by the Secretary of Cibus at the Company’s principal executive offices, 6455 Nancy Ridge Drive, San Diego, CA 92121, no later than December 20, 2024.
Pursuant to the Company’s bylaws, in order for a proposal to be properly brought before the next annual meeting by a stockholder or for a stockholder’s nominee for director to be considered at such annual meeting, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting or to nominate the director, which must be received by the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In the case of the Company’s 2025 Annual Meeting of Stockholders, to be timely under the Company’s bylaws, a stockholder’s notice must be received not later than March 1, 2025, nor earlier than January 30, 2025. Each such notice must set forth certain information with respect to the stockholder who intends to bring a proposal before the meeting or to make the nomination, and the director nominee or proposal, as set forth in greater detail in the Company’s bylaws. If we receive notice of a stockholder proposal after March 1, 2025, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for the 2025 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.
If the date of the Company’s 2025 Annual Meeting is scheduled for a date more than 30 calendar days prior to or more than 30 calendar days after the anniversary of the Company’s 2024 Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such 2025 Annual Meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

In addition to satisfying the requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 (the “Exchange Act”), which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than March 31, 2025.
If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made.

Copies of Proxy Materials and Corporate Governance Documents
The Notice of 2024 Annual Meeting of Stockholders, this Proxy Statement for the Annual Meeting, and the Company’s Annual Report on Form 10-K are posted on Cibus’ website at https://investor.cibus.com/financials-filings/sec-filings and at www.proxyvote.com.

The Amended Certificate of Incorporation and bylaws are filed as exhibits to its most recent Annual Report on Form 10-K, which is posted on the Company’s website at https://investor.cibus.com/financials-filings/sec-filings.
The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for each of the Company’s standing Board committees are posted on the Company’s website at https://investor.cibus.com/corporate-governance/documents-charters. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Department at Cibus, Inc., Attn: Investor Relations, 6455 Nancy Ridge Drive, San Diego, CA 92121, or by calling (858) 450-0008.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Pursuant to the Company’s Certificate of Incorporation, our Board shall fix from time to time the total number of directors exclusively by one or more resolutions adopted by the Board. Our Board has adopted a resolution fixing the number of directors at seven members. Our Board currently consists of six directors and has one vacancy, created by the resignation of Jim Collins on October 17, 2023. This seat shall remain vacant until filled or the size of the Board is reduced, in each case in accordance with our bylaws.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the six nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board's six nominees.

Except for vacancies filled by the directors then in office in accordance with our bylaws, as described below, all directors will be elected to our Board annually at the annual meeting of stockholders. At the Annual Meeting, directors will be elected to serve until the next annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation, or removal.

Each director will be elected by a majority of votes cast by the holders of all shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes “For” and votes “Against,” but excluding any abstentions or broker non-votes).
Unless otherwise provided by law, our bylaws provide that any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office.

Nominees for Election for a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders
The individuals listed below, each of whom is currently serving on our Board, are nominated for election this year. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes, or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Rory Riggs, 70, serves as Cibus’ Chief Executive Officer and Chair of the Board. Mr. Riggs co-founded Cibus Global and served on Cibus Global’s Board of Directors (the “Cibus Global Board”) since its founding in 2001 and as Chair of the Cibus Global Board since 2014. Mr. Riggs is a co-founder, director and former chair of the investment committee of Royalty Pharma plc, an investment company focused on drug royalties; founder and Chief Executive Officer of Locus Analytics, LLC and founder and executive chairman of Syntax, LLC, each data analytics and Fintech companies based on a new information technology platform for economics, business and portfolio management. Mr. Riggs has served as President and a director of Biomatrix, Inc. (acquired by Genzyme Corp.); Chief Executive Officer of RF&P Corporation, a privately held railroad and real estate company; and a managing director in PaineWebber’s mergers and acquisitions department. Mr. Riggs was a co-founder and Managing Member of Scientia Venture’s predecessor, New Venture Funds, a venture fund focused on healthcare, and co-founded and served on the board of FibroGen, Inc. (publicly-traded). Mr. Riggs currently serves on the boards of Royalty Pharma plc (publicly-traded), Intra-Cellular Therapies, Inc. (publicly-traded) and StageZero Life Sciences Ltd. (publicly-traded). Mr. Riggs graduated from Middlebury College and holds an M.B.A. from Columbia University. The Company believes that Mr. Riggs’s significant experience in the biopharmaceutical and biotechnology industries, and his co-founding and leading of Cibus Global’s business and now Cibus, qualifies him to serve on the Board.

Peter Beetham, Ph.D., 61, serves as Cibus’ President and Chief Operating Officer and serves on the Board. Dr. Beetham co-founded Cibus Global and served on the Cibus Global Board. Previously, Dr. Beetham served as Cibus Global’s Chief Executive Officer, Senior Vice President of Research and Development and in other executive capacities. Dr. Beetham has over 30 years of experience in agriculture. Prior to joining Cibus Global, Dr. Beetham was Research Director of the Plant and Industrial Products Division at ValiGen and a Senior Scientist at Kimeragen where he led research teams exploring gene targeting. Part of his extensive research experience was at the Boyce Thompson Institute at Cornell University, where he was a postdoctoral scientist and one of the pioneers of the early work that led to Cibus’ Rapid Trait Development System (“RTDS”) technologies. Dr. Beetham was employed by the Department of Agriculture and Rural Affairs, Victoria, Australia from 1985 to 1992. He served as a scientific officer based at the Plant Research Institute, working with research groups throughout Southeast Asia and the South Pacific. Dr. Beetham received his Ph.D. in Plant Molecular Virology from

QUT in Brisbane, Australia and is a B.Sc. (Honours) graduate of Monash University, Melbourne, Australia. The Company believes Dr. Beetham’s expertise in the agricultural industry, and his role as Cibus Global’s co-founder and current role at Cibus, qualifies him to serve on the Board.

Mark Finn, 80, serves on the Board and as the Board's Lead Independent Director. Mr. Finn chaired Cibus Global’s Finance and Audit Committee since 2009. He was appointed to the Board in connection with the Merger Transactions. Mr. Finn has been the Chair and Chief Executive Officer of the Vantage Consulting Group since August 1985. Mr. Finn’s previous involvements include the Virginia National Bank, the State of Virginia Retirement Plan’s Investment Advisory Committee, and the Board of Trustees of the Virginia Retirement System. Mr. Finn also chaired the Operations Advisory Committee for the State of Alaska Retirement System. Mr. Finn is also former Chair of the Board of Directors of RF&P Corporation, a privately held railroad and real estate company. Currently, Mr. Finn serves on the advisory board and finance committee of Auven Therapeutics, a private equity company focused on life science investment, as well as on the board of managers of the Managing Member of New Ventures I, LLC (“New Ventures I”), a venture capital fund investing in biotechnology related entities, and New Ventures Select, LLC, a pharmaceutical royalty fund, as well as the New Ventures III, LLC, Vantage Multi-Strategy Fund, LP, New Ventures III VO, LLC, New Ventures as Solutions, LLC and New Ventures as Solutions II, LLC Managing Member boards. He also is a director of Enterin Inc. (private), a life sciences company focused on Parkinson’s disease. Mr. Finn also served on the audit committee of the Legg Mason Partners Fund Board. He has taught at the University of Virginia Graduate Business School and the College of William and Mary’s Mason School of Business, where he received his M.B.A. in 1987. The Company believes that Mr. Finn’s leadership role in its development and growth, and his experience in the life sciences investment space, qualifies him to serve on the Board.

Jean-Pierre Lehmann, 85, serves on the Board. Mr. Lehmann served on the Cibus Global Board since November 2009. He was appointed to the Board in connection with the Merger Transactions. Mr. Lehmann has been a private investor for the past 30 years, with a diversified portfolio in venture capital, private equity, especially in Asia, as well as hotels and commercial and residential real estate in the United States. Prior to this, Mr. Lehmann resided in Geneva, Switzerland, where he managed portfolios for Morval Bank and its holding company. He previously oversaw a diversified holding company for Edmond de Rothschild. Mr. Lehmann is a graduate of the Ecole des Hautes Etudes Commerciales in Paris and holds an M.B.A. from Harvard Business School. He was also an officer in the French Navy. The Company believes that Mr. Lehmann’s extensive background in financial investments brings valuable skills to the Board and qualifies him to serve on the Board.

Gerhard Prante, Ph.D., 82, serves on the Board. Dr. Prante served on the Cibus Global Board since 2011, including as its Vice Chair. He was appointed to the Board in connection with the Merger Transactions. Dr. Prante became Head of the Agriculture division of Hoechst AG in 1985. After forming AgrEvo GmbH (a joint venture of Hoechst AG and Schering AG), he served as its Chief Executive Officer and Chair of the Board. Following the merger of Hoechst and Rhone Polenc into Aventis SE, Dr. Prante served as Deputy Chief Executive Officer of Aventis CropScience (which was later acquired by Bayer AG). He then worked as an industry consultant, and served on several boards, including Bayer CropScience AG, Gerresheimer AG, Allessa GmbH and Direvo Industrial Biotechnology GmbH. He studied Agriculture at Kiel University in Germany and finished his Ph.D. in Agricultural Sciences in 1970. Dr. Prante has served on numerous industry associations, at times as their president, including German Crop Protection and Fertilizer Association (IVA), Europe Crop Protection Association (ECPA), Global Crop Protection Federation (GCPF), Global Plant Science Industry Federation (Croplife International), German Association of Biotech Industry (DIB), and the Federation of Sustainable Agriculture. In his career, Dr. Prante has been a strong proponent of the integration of biotechnology into agribusiness since the mid-1980s, led the $0.7 billion acquisition of Plant Genetic Systems by AgrEvo, and built the InVigor canola business in Canada, in addition to buying and integrating several seed companies. The Company believes that Dr. Prante’s experience in the biotechnology industry, and particularly the integration of biotechnology and agribusiness, qualifies him to serve on the Board.

Keith Walker, Ph.D., 75, serves on the Board. Dr. Walker served on the Cibus Global Board since July 2014. He was appointed to the Board in connection with the Merger Transactions. In 2014, Dr. Walker founded Valley Oils Partners, LLC and currently serves as Chair of its Board of Directors and Chief Executive Officer. Dr. Walker was instrumental in transforming the Plant and Industrial Products Division of ValiGen into, and thus co-founding Cibus Global, and served as Cibus Global’s President and Chief Executive Officer from November 2001 to July 2014. Previously, Dr. Walker worked at Agrigenetics, Inc. and held a variety of management positions at Mycogen Seeds, an agricultural company that engages in the research, development, and testing of genetics in certain crops, after it acquired Agrigenetics, Inc. He was also a co-founder, director, and Vice President of Research at Plant Genetics, Inc. (“PGI”). Before founding PGI, Dr. Walker served in a variety of research roles with Monsanto, an agricultural biotechnology company. He received a B.A. from the College of Wooster and a Ph.D. in Biology from Yale University. The Company believes that Dr. Walker’s experience in agricultural biotechnology, which spans over 40 years, and his leadership role in Cibus Global’s development, qualifies him to serve on the Board.
THE BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS AND CORPORATE GOVERNANCE
Board and Leadership Structure
Our Corporate Governance Guidelines, Certificate of Incorporation, and bylaws provide the Board flexibility in determining its leadership structure.
The Board may establish the authorized number of directors from time to time by resolution. Immediately prior to the Annual Meeting, our Board consists of six members, four of whom are independent under Nasdaq listing standards, and has one vacancy.

The Chairman of the Board is Rory Riggs, who is also our Chief Executive Officer. The Board believes that this leadership structure is the optimal structure to guide the Company and to maintain the focus to achieve our business goals and represents our stockholders’ best interests. The Board may make a different determination in the future as to the appropriateness of its current policies, including in connection with its ordinary course succession planning in respect of the Chairman and/or the Chief Executive Officer.

Lead Independent Director

The Board believes that strong, independent Board leadership and oversight is also critical to effective corporate governance. The Board has established the position of Lead Independent Director to provide an appropriate balance of leadership among directors, given the combination of the roles of Chairman and Chief Executive Officer. The Lead Independent Director is an independent director elected for a period of at least one year by the Board and whose duties and responsibilities, described in our Lead Independent Director Charter, include:

•Calling meetings of the independent directors;

•Setting the agendas, priorities and procedures for meetings of independent directors, including executive sessions of the Board;

•Facilitating discussion and open dialogue among the independent directors at and outside of Board meetings;

•Serving as principal liaison between the Chairman and the independent directors;

•Presiding at all Board meetings at which the Chairman is not present;

•Communicating to the Chairman and management, as appropriate, any decisions reached, suggestions made, or views or concerns expressed by the independent directors in executive sessions or outside of Board meetings;

•Providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;

•At such time as the Chairman is also the Chief Executive Officer, facilitating an annual discussion of the independent directors to evaluate the performance of the Chief Executive Officer and communicating that evaluation to the Chief Executive Officer;

•Working with the Chairman to develop Board meeting agendas and working with the Chairman and committee chairs to ensure there is sufficient time for discussion of all agenda items;

•Coordinating with the Chairman to ensure appropriate standards are adopted for the quality and timeliness of information provided to the Board;

•Authorizing the retention of outside advisors and consultants who report directly to the independent directors or the Board on board-wide issues;

•Periodically meeting, individually and collectively, with independent directors to discuss performance, effectiveness and composition of the Board and committees thereof and reporting on the results of such discussions to the Board;

•Participating, in consultation with the Nominating and Governance Committee, in efforts to identify and recruit candidates for Board membership; and

•If requested, and in coordination with executive management, being available for consultation and direct communication with stockholders.

Mark Finn has served as the Lead Independent Director since October 12, 2023, and will serve until his successor is duly appointed and qualified, until his earlier removal or resignation, or such time as he is no longer an independent director or such time as our Board Chair is an independent director.

Director Independence
The Nasdaq listing standards generally require that a majority of the members of a listed company’s Board be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board has undertaken a review of the independence of each of our directors who served in the most recently completed fiscal year and has considered whether any such director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based on this evaluation, the Board determined that each of Messrs. Finn and Lehmann and Drs. Prante and Walker are independent. Because of Mr. Riggs’ status as Chief Executive Officer and Chairman and Dr. Beetham’s status as President and Chief Operating Officer of the Company, the Board determined that Mr. Riggs and Dr. Beetham are not independent under the independence provisions of the Nasdaq listing standards and Rule 10A-3.
In making such independence determinations, our Board considered the relationships that each of the directors has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each director.
There are no family relationships among any of our directors or executive officers.

Role of the Board in Risk Oversight

The Board is actively involved in the oversight of our risk management process. The Board does not have a standing risk management committee but administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Board and Audit Committee regularly review reports on the status of the Company’s cybersecurity program and discuss policies with respect to cybersecurity and information technology risks, including how these risks are being identified, assessed, and managed. Our Compensation Committee periodically oversees whether our compensation policies and programs are designed in a manner that creates incentives for employees to take inappropriate or excessive risk. Our Nominating and Corporate Governance Committee has responsibility to review and assess policies, practices, disclosures and reports, risk assessments and risk management regarding Cibus’ significant environmental, social, and governance matters. Our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.
The full Board, or the appropriate committee, receives reports on risks facing Cibus from our principal executive officer or other members of management to enable it to understand our risk identification, risk management, and risk mitigation strategies. We believe that our Board’s leadership structure is consistent with and supports the effective administration of the Board’s risk oversight function.

Attendance at Meetings

Following the completion of the Merger Transactions, the Board held 27 meetings and acted by written consent four times during the fiscal year ended December 31, 2023. Prior to the completion of the Merger Transactions, the Legacy Calyxt Board of Directors (the “Legacy Calyxt Board”) held five meetings and acted by written consent 10 times during the fiscal year ended December 31, 2023. Members of the Board are expected to attend all meetings of the Board and committees on which they serve. Each director on the Board and on the Legacy Calyxt Board attended more than 75% of the meetings of the Board and Legacy Calyxt Board, respectively, and of the respective committees on which the director served that were held during the last fiscal year. The independent members of our Board meet in executive sessions at least quarterly, and frequently in conjunction with regular meetings of the Board.
Members of the Board are encouraged, but not required, to attend each annual meeting of our stockholders. Legacy Calyxt directors Messrs. Carr and Dumont attended our 2023 Annual Meeting of Stockholders, which was held on May 2, 2023.

Board Committees
Our Board has established three standing committees: Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee, each of which is described below. Each of our standing committees operate pursuant to charters posted on the Investors section of our website at https://investor.cibus.com/corporate-governance/documents-charters.

Audit Committee
The Audit Committee is composed of Messrs. Finn (chair) and Lehmann and Dr. Walker. Our Board has determined that Messrs. Finn and Lehmann and Dr. Walker are independent under the applicable provisions of the Nasdaq listing standards and Rule 10A-3. Each of Messrs. Finn and Lehmann and Dr. Walker qualifies as an “audit committee financial expert” as such term is defined in the regulations under the Exchange Act and meets the requirements for financial literacy and financial sophistication required under applicable rules and regulations.
The Audit Committee is responsible for, among other things, the integrity of our financial statements, including oversight of our accounting and financial reporting processes and the audits of our financial statements, the qualifications, independence and performance of our independent auditors, and the qualifications and independence of our internal audit function (including, as applicable, any outside firm engaged to perform the internal audit function). The Audit Committee also has the responsibility to appoint, set the compensation of, oversee and, when appropriate, replace our independent registered public accounting firm. In addition, the Audit Committee will review our compliance with applicable laws and regulations. The Audit Committee is also responsible for reviewing and discussing with management our policies with respect to risk assessment and risk management.
Following the completion of the Merger Transactions, the Audit Committee held five meetings in 2023. Prior to the completion of the Merger Transactions, the Legacy Calyxt Audit Committee held two meetings in 2023.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of Messrs. Finn (chair) and Lehmann and Drs. Prante and Walker. The Nominating and Corporate Governance Committee is responsible for, among other things, matters of corporate governance and matters relating to the practices, policies, and procedures of our Board, identifying and recommending candidates for election to our Board and each committee of our Board, and reviewing, at least annually, our Corporate Governance Guidelines.
The responsibilities of our Nominating and Corporate Governance Committee include identifying director candidates, including nominees submitted by stockholders, based on criteria determined by the Nominating and Corporate Governance Committee in consultation with the Board, which includes the criteria set forth in our Corporate Governance Guidelines and Nominating Policy. The Nominating and Corporate Governance Committee considers not only the director candidate’s qualities, performance, and professional responsibilities, but also the current composition of the Board and the challenges and needs of the Board at that time. The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Stockholders who wish to recommend a prospective nominee should follow the procedures set forth in Sections 10 and 11 of our bylaws. Stockholders should also review the section of this Proxy Statement entitled “Procedure for Submitting Stockholders Proposals and Director Nominees at the 2025 Annual Meeting of Stockholders.” The Nominating and Corporate Governance Committee will evaluate stockholder-recommended nominees in the same manner as other nominees. All director nominees were appointed to the Board in connection with the Merger Transactions.

Cibus does not have a specific policy on diversity of the Board. Instead, the Nominating and Corporate Governance Committee and the Board evaluate nominees in the context of the Board as a whole, with the objective of selecting nominees that will contribute to a diversity of viewpoints that will enhance the quality of the Board’s deliberations and decisions. Such diversity may be reflected in a mix of different knowledge, experience, skills, expertise, backgrounds, and other characteristics. We provide below disclosure regarding the diversity of our Board.

Board Diversity Matrix (As of March 1, 2024)
Board Size:
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: General Identity
Directors	—	6	—	—
Part II: Demographic Background
Black or African American	—	—	—	—
Hispanic or Latinx	—	—	—	—
Asian	—	—	—	—
Native American or Alaskan Native	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	—	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

To see our Board Diversity Matrix as of March 1, 2023, please see the Proxy Statement filed with the SEC on March 22, 2023.

Nasdaq Rule 5605(f) (the “Nasdaq Board Diversity Rule”) requires companies listed on Nasdaq to publicly disclose board-level diversity statistics using a standardized template. Companies must also either have or explain why they do not have at least one diverse director on their board of directors. We believe diversity can be defined more broadly than the definition in the Nasdaq Board Diversity Rule by considering a broader range of diversity of experiences and perspectives. Our Nominating and Corporate Governance Committee regularly reviews the composition of our Board and whether it reflects the current and anticipated needs of the Board and the Company and believes that our current directors are well-suited to serve as directors based on their expertise and experience. Nevertheless, the Board has sought to identify well-suited directors that would also be considered “diverse” under Nasdaq Rule 5605(f), but has, to date, experienced challenges in identifying and attracting such directors. Because of this, we believe that the Company is still in a transition period and is therefore unable to meet the Nasdaq Board Diversity Rule’s requirements.

Following the completion of the Merger Transactions, the Nominating and Corporate Governance Committee held one meeting in 2023. Prior to the completion of the Merger Transactions, the Legacy Calyxt Nominating and Corporate Governance Committee held one meeting in 2023.

Compensation Committee

The Compensation Committee is composed of Dr. Prante (chair) and Messrs. Finn and Lehmann. The Compensation Committee is responsible for, among other things, reviewing and approving our overall compensation philosophy and overseeing the administration of related compensation benefit programs, policies, and practices. The Compensation Committee is also responsible for reviewing and approving the performance goals and objectives for our Chief Executive Officer and all other executive officers in its discretion and annually evaluating their performance in light of these goals, reviewing and approving the annual compensation of our executive officers, and administering our incentive and equity-based compensation plans. Executive compensation is reviewed and approved by the Compensation Committee or approved by the Board. In performing this function, the Compensation Committee and the Board rely on the Chief Executive Officer to provide information regarding the executive officers, their roles and responsibilities, and the general objectives and performance of the Company. The Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, and General Counsel, as well as members of Cibus’ human resources team, provide support, take directions from, and bring suggestions to the Compensation Committee and the Board. The final decisions regarding salaries, bonuses (including measures, targets, and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Board. No executive officer has any role in director compensation. The Compensation Committee may delegate all or a portion of duties and responsibilities to a subcommittee of the Compensation Committee. Neither the Compensation Committee nor the Legacy Calyxt Compensation Committee engaged a compensation consultant in fiscal year 2023.
Following the completion of the Merger Transactions, the Compensation Committee held three meetings in 2023. Prior to the completion of the Merger Transactions, the Legacy Calyxt Compensation Committee held three meetings in 2023.

Corporate Governance Guidelines
Our Board has adopted written Corporate Governance Guidelines that serve as a framework for our Board and its committees. These guidelines cover a number of areas including the size and composition of the Board, membership criteria for the Board and director qualifications, director responsibilities, board agenda, the responsibilities of the Chair of the Board and Chief Executive Officer, the appointment of a lead independent director, meetings of non-management directors, the role of committees of the Board, access of directors to management and independent advisors, third-party communications, director compensation, director orientation and continuing education, management evaluation and succession and annual performance evaluations.
The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and any proposed changes are recommended to our Board.

Code of Business Conduct and Ethics
We have adopted the Cibus Code of Business Conduct and Ethics, which is applicable to all our employees, executive officers, and directors. Any amendments to our Code of Business Conduct and Ethics and any waivers of its requirements will be disclosed on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements.

Derivatives Trading and Hedging Policy

Our Insider Trading Policy includes a policy regarding the trading of derivatives and the hedging of our equity securities by our employees, including our executive officers, and the non-employee members of the Board. This policy provides that all employees and the non-employee members of the Board are prohibited from engaging in transactions that are of a speculative nature at any time. Furthermore, all employees, including officers, and the non-employee members of the Board are prohibited from engaging in hedging transactions involving our securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. In addition, all employees, including officers, and the non-employee members of the Board are prohibited from short selling our common stock or engaging in transactions involving our derivative securities (including put option contracts, transacting in straddles, and the like).

Pledging Policy

Our Insider Trading Policy includes a policy that generally prohibits all employees, including officers, and the non-employee members of the Board from holding our securities in a margin account or pledging our securities as collateral, subject to case-by-case exceptions approved by the Board or designated members thereof. As discussed in footnote 7 to the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement, the Board approved an exception to our insider trading policy for approximately 79,417 shares of Class A Common Stock and 1,505,967 shares of Class B Common Stock issued to Rory Riggs in conjunction with the completion of the Merger Transactions in exchange for approximately 7,900,000 Cibus Global units owned by Mr. Riggs and pledged by Mr. Riggs prior to completion of the Merger Transactions as collateral to secure certain personal indebtedness.

Clawback Policy

As required pursuant to the listing standards of the Nasdaq, Section 10D of the Exchange Act, and Rule 10D-1 under the Exchange Act, the Board adopted a clawback policy (the “Clawback Policy”), effective on May 31, 2023, which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy for mandatory accounting restatement clawbacks. The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

During the effectiveness of the Clawback Policy, the Company has not been required to prepare a restatement of its financial results that required recovery of erroneously-awarded compensation to covered officers pursuant to the Clawback Policy. There are no balances currently outstanding from prior applications of the Clawback Policy.

Stockholder Communications

Stockholders may contact our Board about bona fide issues or questions about Cibus by sending a letter to the following address: Cibus, Inc., 6455 Nancy Ridge Drive, San Diego, CA 92121, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the number of shares of our common stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the Board, the stockholder should address such communication to the attention of the “Independent Directors” at the address above. Our General Counsel will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the Board, including a communication the General Counsel determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about us or our products or services.

EXECUTIVE OFFICERS
The following table sets forth information as of the date of this Proxy Statement concerning our current executive officers, other than Rory Riggs and Peter Beetham, whose information is set forth above under “Proposal No. 1 – Election of Directors—Nominees for Election for a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders”:

Name	Age	Position
Rory Riggs	70	Chief Executive Officer and Chairman
Peter Beetham, Ph.D.	61	President and Chief Operating Officer and Director
Greg Gocal, Ph.D.	55	Chief Scientific Officer and Executive Vice President
Wade King, M.D.	67	Chief Financial Officer
Greg Gocal, Ph.D. serves as Cibus’ Chief Scientific Officer and Executive Vice President. Dr. Gocal co-founded Cibus Global and served as Chief Scientific Officer and Executive Vice President since 2016. Prior to that, he served as Cibus Global’s Senior Vice President of Research and Development from 2014 to 2016, and from 2010 to 2014 served as Vice President of Research. In 2000, Dr. Gocal joined an innovative cross disciplinary team at ValiGen, Cibus Global’s predecessor, as the lead molecular biologist. Within the Plant and Industrial Products Division, his team began developing the RTDS suite of technologies in plant and microbial systems in what was then the nascent field that has become gene editing. Continuing this focus and enabling Cibus Global’s technologies and product pipeline, Dr. Gocal has held various research management positions. Dr. Gocal has studied many aspects of plant biology. He was awarded undergraduate and graduate degrees from the University of Calgary. He worked at CSIRO Plant Industry in Canberra, Australia where he received his Ph.D. in Plant Molecular Biology from the Australian National University, then continued studying in this field as a postdoctoral scientist at the Salk Institute for Biological Studies in La Jolla, California.

Wade King, M.D. serves as Cibus’ Chief Financial Officer. Dr. King served as Cibus Global’s Chief Financial Officer since January 2021. Prior to joining Cibus Global, he was Chief Executive Officer of Prota Therapeutics, an oral immunotherapy company based in Melbourne, Australia. Before Prota, Dr. King led Corporate Development and Strategy and served on the management team of Insmed, a multi-billion-dollar public rare disease company, leading global licensing deals and exploring numerous gene therapy opportunities. Dr. King also led both finance and business development for Neomend, a surgical sealant company that was acquired by CR Bard, now part of Becton Dickinson. Prior to his work in the corporate sector, Dr. King was Chief of Anesthesiology for a 20-physician practice in Silicon Valley. Dr. King is a board-certified anesthesiologist and completed residencies in Surgery and Anesthesiology at University of California, San Francisco. He holds an M.S.M. from Stanford Business School, M.D. and M.P.H. degrees from the University of North Carolina Chapel Hill Schools of Medicine and Public Health, and a B.A. cum laude from Princeton University.

EXECUTIVE COMPENSATION

All share and per share amounts and all stock prices (including exercise prices) in this Executive Compensation section of the Proxy Statement have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Splits.

2023 Summary Compensation Table

The following table sets forth total compensation for the years ended December 31, 2023, and 2022, as applicable, for each Cibus named executive officer (“NEO”), which includes certain current executive officers, in addition to certain individuals who served as executive officers in 2023 but were not serving as executive officers as of December 31, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Rory Riggs (5)	2023	292,314	—	—	—	—	—	292,314
Chief Executive Officer and Chairman
Michael A. Carr (6)	2023	208,334	—	480,717	129,080	—	344,510	1,162,641
Former President and Chief Executive Officer	2022	500,000	—	495,923	474,522	—	43,561	1,514,006
Peter Beetham, Ph.D. (5)	2023	292,314	—	—	—	—	—	292,314
President and Chief Operating Officer and Director
Greg Gocal, Ph.D. (5)	2023	266,012		—	—	—	—	266,012
Chief Scientific Officer and Executive Vice President
Travis J. Frey, Ph.D. (7)	2023	335,000	—	1,307,615	—	—	16,763	1,659,378
Former Executive Vice President of Strategy and Sustainable Ingredients	2022	300,000	—	275,109	242,138	—	14,760	832,007
Debra Frimerman (8)	2023	133,750	—	415,187	—	—	260,554	809,491
Former General Counsel and Corporate Secretary	2022	321,000	—	268,505	242,085	—	13,076	844,666
__________________________________________
(1) This column reflects the fair value of restricted stock units and performance stock units granted in 2023 and 2022, as applicable, based on the stock price on the date of grant or as calculated in accordance with FASB ASC Topic 718, as disclosed in Note 8 “Stock-Based Compensation” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The amounts do not correspond to the actual value that will be realized by the NEOs.
(2) This column reflects the fair value of options granted or modified in 2022 or 2023, as applicable, based on their grant date or modified date fair value calculated in accordance with FASB ASC Topic 718. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by the NEOs. The assumptions used in the calculation of the amounts are described in Note 8 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The value reported for Mr. Carr in 2023 reflects the incremental expense associated with the modification of certain stock options granted to him in 2021 and 2022 to extend the post-separation exercise period for such awards from 90 days post-separation to five years from the grant date of such awards.
(3) This column reflects the annual cash bonus earned for the applicable fiscal year. No annual cash bonus was earned by NEOs pursuant to our 2023 or 2022 short-term cash incentive plan.
(4) Mr. Carr’s other compensation for the year ended December 31, 2023, includes severance of $328,010, matching contributions under the Legacy Calyxt 401k benefit plan, commuter expenses and premiums for medical and dental benefits that were paid by Legacy Calyxt. Dr. Frey’s other compensation for the year ended December 31, 2023, includes $13,200 of matching contributions under the Legacy Calyxt 401k benefit plan and premiums for medical and dental benefits that were paid by Legacy Calyxt. Ms. Frimerman’s other compensation for the year ended December 31, 2023, includes severance of $240,369, $14,125 pursuant to a consulting agreement in effect between Ms. Frimerman and Cibus post Merger Transactions, matching contributions under the Legacy Calyxt 401k benefit plan and premiums for medical and dental benefits that were paid by Legacy Calyxt.
(5) Mr. Riggs and Drs. Beetham and Gocal were appointed as Chief Executive Officer and Chairman, President and Chief Operating Officer and Director, and Chief Scientific Officer and Executive Vice President, respectively, effective May 31, 2023, upon the closing of the Merger Transactions.
(6) Mr. Carr was terminated as President and Chief Operating Officer and Director effective May 31, 2023, upon the closing of the Merger Transactions.
(7) Dr. Frey transitioned from Chief Technology Officer to Executive Vice President of Strategy and Sustainable Ingredients effective May 31, 2023, upon the closing of the Merger Transactions. Dr. Frey was terminated as Executive Vice President of Strategy and Sustainable Ingredients effective January 12, 2024.
(8) Ms. Frimerman was terminated as General Counsel and Corporate Secretary effective May 31, 2023, upon the closing of the Merger Transactions. Cibus signed a consulting agreement with Ms. Frimerman post Merger Transactions.

For a description of the material terms of each NEO’s employment agreement or arrangement, see “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards of NEOs as of December 31, 2023. The market value of the shares in the following table is the fair value of such shares as of December 31, 2023.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)

Rory Riggs (3)	May 25, 2023 (4)					38,216	$750,562
	October 4, 2021 (5)					98,444	$1,933,440

Michael A. Carr	March 24, 2022	9,801	—	$63.50	March 24, 2027
	July 27, 2021	4,001	—	$182.50	July 27, 2026

Peter Beetham, Ph.D. (3)	December 31, 2022 (6)					28,662	$562,922
	March 31, 2021 (7)					33,559	$659,099

Greg Gocal, Ph.D. (3)	December 31, 2022 (6)					28,662	$562,922
	March 31, 2021 (7)					27,337	$536,899

Travis J. Frey, Ph.D.	September 21, 2023 (8)					54,022	$1,060,992
	March 24, 2022	5,001	—	$63.50	March 24, 2027
	March 12, 2021	480	—	$402.50	March 12, 2026
	August 4, 2020	1,600	—	$227.50	August 4, 2025
	May 20, 2019	2,001	—	$736.00	May 20, 2029

Debra Frimerman	March 24, 2022	5,001	—	$63.50	March 24, 2027
	March 12, 2021	540	—	$402.50	March 12, 2026
	August 4, 2020	1,600	—	$227.50	August 4, 2025
	May 13, 2019	1,201	—	$764.00	May 13, 2029
__________________________________________
(1) All unexercisable stock options for Mr. Carr, Dr. Frey and Ms. Frimerman fully vested and became exercisable on May 31, 2023, upon the completion of the Merger Transactions.
(2) Value of unvested restricted stock units and restricted stock awards are based on Cibus' closing price per share of Class A Common Stock of $19.64 on December 29, 2023.
(3) Upon the closing of the Merger Transactions, unvested Cibus Global stock awards held by Mr. Riggs and Drs. Beetham and Gocal were converted into restricted stock awards of Class A Common Stock using an exchange ratio which accounted for the Reverse Stock Splits and these restricted stock awards continue to follow the same vesting schedule from the original grants.
(4) For Mr. Riggs, the restricted stock award vesting schedule is as follows: 25% vests on May 31, 2024, and the remaining shares vest evenly on the last day of each month over the remaining term of the award through May 31, 2027.
(5) For Mr. Riggs, the restricted stock award vesting schedule is as follows: the remaining shares vest evenly on the last day of each month over the remaining term of the award through October 31, 2025
(6) For Drs Beetham and Gocal, the restricted stock award vesting schedule is as follows: the remaining shares vest evenly on the last day of each month over the remaining term of the award through December 31, 2026.

(7) For Drs. Beetham and Gocal, the restricted stock award vesting schedule is as follows: the remaining shares vest evenly on the last day of each month over the remaining term of the award through March 31, 2025.
(8) For Dr. Frey, the restricted stock unit vesting schedule is as follows: 19,585 vested on January 1, 2024, and 5,084 remaining shares were scheduled to vest evenly on the first day of each month over the remaining term of the award through June 1, 2023, and 29,353 remaining shares were scheduled to vest evenly on the first day of each month over the remaining term of the award through June 1, 2027, but ultimately the remaining shares were forfeited upon Dr. Frey’s termination on January 12, 2024.

Potential Payments Upon Termination or Change in Control

Agreements with Named Executive Officers

The following provides a discussion of the agreements between Cibus and each NEO.

Rory Riggs, Peter Beetham, and Greg Gocal

Cibus ratified the employment agreements previously entered into by and between Cibus Global and each of Rory Riggs, Peter Beetham and Greg Gocal (each, an “Employment Agreement,” and collectively, the “Employment Agreements”). The material terms of the Employment Agreements are summarized below.

Employment Agreement Term. Unless earlier terminated in accordance with the terms of the respective Employment Agreement, the initial term of such agreements for Drs. Beetham and Gocal is four years after the applicable effective date and for Mr. Riggs is one year after the later of the applicable effective date or after Cibus Global becomes public, each subject to automatic one-year extensions unless either party provides written notice of termination not less than 30 days (for Drs. Beetham and Gocal) or 60 days (for Mr. Riggs) prior to the date of the expiration of the then-current term.

Base Salary, Annual Bonus, and Benefits. The Employment Agreements provide for annual base salaries of $500,000, $400,000, and $327,000 (each, as may be adjusted from time to time in Cibus’ sole discretion, their “Base Salary”) for Mr. Riggs and Drs. Beetham and Gocal, respectively. The Base Salary for Rory Riggs, Peter Beetham and Greg Gocal for fiscal year 2023 was $500,000, $500,011, and $455,021, respectively, and each of them is eligible to earn an annual bonus under their Employment Agreements.

Each of Mr. Riggs and Drs. Beetham and Gocal is also eligible to participate in employee benefit plans, such as pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization, disability and other insurance plans, and other employee welfare plans, in each case in accordance with the employee benefit plans established by Cibus, and as may be amended from time to time in Cibus’ sole discretion.

Restrictive Covenants. Mr. Riggs and Drs. Beetham and Gocal will not, without Cibus’ prior written consent, during the term of their Employment Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with their duties and responsibilities described in their Employment Agreement or create a conflict of interest with Cibus; or (iii) acquire any interest of any type in any other business which is in competition with Cibus. Notwithstanding the foregoing, nothing will prohibit Drs. Beetham and Gocal from acquiring, solely as an investment, up to 5% of the outstanding equity interests of any publicly-held company. These individuals are also prohibited from soliciting employees of Cibus during their employment and for a period of 12 months after termination for any reason.

Payments Upon Termination. The employment of each of Mr. Riggs and Drs. Beetham and Gocal is “at will” at all times and can be terminated by Cibus or the executive without advance notice, for any or no reason. The Employment Agreements provide the executives with certain rights in connection with a termination of employment. All payments of Base Salary in connection with severance shall be made according to Cibus’ normal payroll practices, less applicable withholdings and any remuneration paid to such officer during each applicable payroll period because of the executive’s employment or self-employment during such period.

Upon termination of employment due to death or disability, the executives are eligible to receive any accrued and unpaid compensation through the date of termination.

Upon a termination of employment by Cibus without cause or by the executive for good reason, Drs. Beetham and Gocal will be eligible to receive severance consisting of (i) their Base Salary for 18 months (for Dr. Beetham) or 12 months (for Dr. Gocal) (the “Severance Period”) and (ii) if the executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act

(“COBRA”), the applicable COBRA premiums for the executive and his dependents, during the Severance Period (the “Severance Benefits”). Cibus’ obligation to pay COBRA premiums will cease upon (x) a determination that such payments would violate applicable law, (y) the applicable executive or his dependents ceasing to be eligible for COBRA coverage, or (z) the executive obtaining subsequent employment through which the executive is eligible to obtain substantially equivalent or better health insurance (the “COBRA Conditions”).

Upon a termination of Mr. Riggs’ employment by Cibus without cause, Mr. Riggs will be eligible to receive severance consisting of, if he qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to COBRA, the applicable COBRA premiums for Mr. Riggs and his dependents for 18 months, provided that Cibus’ obligation to pay COBRA premiums will cease upon the occurrence of the COBRA Conditions.

Upon a termination in connection with a change in control without cause, or termination by an executive in connection with a change in control for good reason, Drs. Beetham and Gocal will be eligible to receive (i) their Base Salary for 24 months (for Dr. Beetham) or 18 months (for Dr. Gocal) (such period, the “Change In Control Severance Period”); and (ii) payment of a lump sum equal to the target annual bonus which such executive is eligible to receive for the year in which the termination occurs less applicable withholdings; and (iii) if such executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to COBRA, COBRA premiums for such executive and his dependents for up to the end of the Change In Control Severance Period (“Change In Control Severance Benefits”). In addition, any and all unvested stock options and any other unvested equity in Cibus held by such executive will become fully vested upon the employment termination date. Cibus’ obligation to pay COBRA premiums will cease upon the occurrence of any of the COBRA Conditions.

Pursuant to the Employment Agreements, an executive’s eligibility to receive the Severance Benefits or the Change In Control Severance Benefits is conditioned on execution of a release by the executive, which becomes irrevocable by its terms within 55 calendar days following the date of the executive’s termination.

Upon a termination of employment by Cibus for cause or termination by the executive without good reason, all obligations of Cibus under the respective Employment Agreement cease, except that the executive is eligible to receive any accrued and unpaid compensation through the date of termination.

Michael A. Carr
On July 13, 2021, Mr. Carr entered into an offer letter agreement with Legacy Calyxt (the “Carr Agreement”). Pursuant to the Carr Agreement, Mr. Carr joined Legacy Calyxt on July 27, 2021, as its President and Chief Executive Officer. Mr. Carr’s employment was at-will and terminable at any time for any reason, subject to the terms of the 2021 Executive Severance Plan (the “Severance Plan”), as modified by Mr. Carr’s Participation Agreement with respect thereto, as described below.
Pursuant to the Carr Agreement, Mr. Carr was entitled to receive the following compensation and benefits in connection with his service as President and Chief Executive Officer of Legacy Calyxt:
•an annual base salary of $500,000;
•a one-time new-hire bonus of $450,000;

•a one-time equity award of (i) stock options for the purchase of 4,001 shares of Class A Common Stock and (ii) 1,000 restricted stock units (“RSUs”), which, in each case, were scheduled to vest in equal installments on the first three anniversaries of Mr. Carr’s start date;

•a one-time inducement award granted outside of our existing equity compensation plans in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules of performance stock units (“PSUs”) to acquire up to 12,000 shares of Class A Common Stock, which was scheduled to vest based on our achievement for a period of 30 consecutive calendar days of specified trading price levels during a three-year performance period following the grant date (6,000 shares for a $600.00 price level, an additional 3,000 shares for a $750.00 price level and an additional 3,000 shares for a $1,000.00 price level) and otherwise had terms substantially similar to those of PSUs issued under the 2017 Omnibus Incentive Plan, as amended on May 31, 2023 (the “2017 Plan”);

•eligibility to receive an annual cash performance bonus under our existing short-term incentive plan with a 2021 annual target of 100% of base salary (prorated for the number of days of employment during 2021), based on the achievement of performance goals, as determined by the Board;

•eligibility under the Severance Plan, as amended by Mr. Carr’s participation agreement, to receive upon termination of employment by Mr. Carr for Good Reason (as defined in the Severance Plan) or by Legacy Calyxt for any reason other than Cause (as defined in the Severance Plan, but modified to be subject to a notice and cure period with respect to non-willful performance deficiencies) severance benefits equal to 12 months (24 months, if occurring during a Change-in-Control Period (as defined in the Severance Plan)) of base salary and a prorated portion (the full amount, if occurring during a Change-in-Control Period) of Mr. Carr’s target cash incentive bonus for the applicable year;

•eligibility for certain travel, temporary living, and relocation benefits for up to three years from Mr. Carr’s start date; and

•participation in the benefit plans and programs of Legacy Calyxt in which similarly situated employees of Legacy Calyxt participated, as may be in effect from time to time, and accrual of 20 days of vacation per year.
On July 13, 2021, the Board and the independent directors of the Board approved the Calyxt, Inc. 2021 Employee Inducement Incentive Plan (the “Inducement Plan”) and reserved 12,000 shares of Class A Common Stock for issuance upon vesting of the PSUs granted to Mr. Carr on July 27, 2021. The Inducement Plan’s terms were substantially similar to the terms of the 2017 Plan. The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The PSUs granted to Mr. Carr on July 27, 2021, constituted an inducement material to Mr. Carr’s entering into employment with Legacy Calyxt within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.
Mr. Carr was the only participant in the Inducement Plan, and the PSUs granted in connection with the commencement of Mr. Carr’s employment are the only awards granted under the Inducement Plan. The PSUs were scheduled to vest if Class A Common Stock remained above three specified price levels for 30 calendar days over the three-year performance period. The PSUs were, to the extent earned, to be settled in unrestricted shares of Class A Common Stock on the vesting date.
Mr. Carr also entered into a customary non-competition, non-solicitation, confidentiality and inventions agreement and our standard indemnification agreement.

Mr. Carr terminated employment on May 31, 2023, in connection with closing of the Merger Transactions. In connection therewith, in accordance with the terms of the Severance Plan and Mr. Carr’s related participation agreement and the Inducement Plan described above, Mr. Carr became eligible to receive severance benefits equal to 24 months of base salary (a total value of $1,000,000), a lump sum equal to 24 months of medical and dental premiums under COBRA (a total value of $36,343), and accelerated vesting of equity awards consisting of 10,017 stock options, 12,877 RSUs and 15,533 PSUs. The severance amount included in the “All Other Compensation” column of the 2023 Summary Compensation Table reflects the portion of the severance amounts described above that were paid during fiscal 2023.

Travis J. Frey, Ph.D.
On May 13, 2019, Dr. Frey entered into an offer letter agreement with Legacy Calyxt (the “Frey Agreement”). Pursuant to the Frey Agreement, Dr. Frey joined Legacy Calyxt on May 20, 2019, as its Chief Technology Officer and was entitled to receive the following compensation and benefits in connection with his service as Chief Technology Officer of Legacy Calyxt:
•an annual base salary of $275,000;
•a one-time sign-on equity award of 2,001 stock options granted, subject to the approval of the Board; and
•eligibility to receive an annual cash performance bonus with an amount equal to up to 45% of Dr. Frey’s base salary and a multiplier on the annual target of 0.7 to 1.5x (prorated for the number of days of his employment during 2019), based on his achievement of individual and/or Legacy Calyxt performance goals as determined by the Board.
Dr. Frey’s offer letter also included customary non-solicitation, non-compete, intellectual property, and confidentiality provisions.

In connection with the closing of the Merger Transactions, the vesting of Dr. Frey’s outstanding equity awards as of May 31, 2023, consisting of 5,243 options, 10,921 RSUs and 5,733 PSUs, accelerated in full.

In connection with Dr. Frey’s termination on January 12, 2024, Dr. Frey did not receive any termination benefits.

Debra Frimerman
On January 21, 2019, Ms. Frimerman entered into an offer letter agreement with Legacy Calyxt (the “Frimerman Agreement”). Pursuant to the Frimerman Agreement, Ms. Frimerman joined Legacy Calyxt on February 11, 2019, as its General Counsel & Corporate Secretary. The Frimerman Agreement provided for at-will employment and termination at any time, with or without cause, subject to certain severance benefits described below. Ms. Frimerman was entitled to receive the following compensation and benefits in connection with her service as General Counsel & Corporate Secretary of Legacy Calyxt:
•an annual base salary of $275,000;
•a one-time sign-on equity award of 1,201 stock options; and
•eligibility to receive an annual cash performance bonus with an amount equal to up to 40% of Ms. Frimerman’s base salary and a multiplier on the annual target of 0.7 to 1.5x (prorated for the number of days of her employment during 2019), based on her achievement of individual and/or Legacy Calyxt performance goals as determined by the Board.
Under the Frimerman Agreement, if Ms. Frimerman’s employment was terminated by Legacy Calyxt without cause (as defined in her employment agreement), she was eligible to receive a pro rata annual performance bonus and 12 months of base salary paid in installments. Legacy Calyxt had the right to condition any severance pay to Ms. Frimerman upon her entering into a full release of claims in favor of Legacy Calyxt. If Ms. Frimerman voluntarily terminated her employment or her employment terminated due to death or disability, she would have been entitled only to accrued base salary and other accrued amounts. Ms. Frimerman was eligible to participate in the Severance Plan, which would have superseded the applicable terms of the Frimerman Agreement had she executed a Severance Plan participation agreement. However, Ms. Frimerman did not execute a Severance Plan participation agreement.
Ms. Frimerman’s employment agreement also included customary non-solicitation, non-compete, intellectual property, and confidentiality provisions.

Ms. Frimerman terminated employment on May 31, 2023, in connection with closing of the Merger Transactions. In connection therewith, in accordance with the Frimerman Agreement described above, Ms. Frimerman became eligible to receive severance benefits equal to 12 months of base salary (a total value of $321,000), a pro rata annual performance bonus (a total value of $53,119), and accelerated vesting of equity awards consisting of 4,463 stock options, 10,937 RSUs and 5,533 PSUs. The severance amount included in the “All Other Compensation” column of the 2023 Summary Compensation Table reflects the portion of the severance amounts described above that were paid during fiscal 2023.

Severance Plan
The Company maintains the Severance Plan for certain key management employees who agree to participate. The Severance Plan provides plan participants with certain severance benefits upon termination of the plan participant’s employment with Cibus. Mr. Carr and Dr. Frey were participants in the Severance Plan. Ms. Frimerman was eligible to become a participant in the Severance Plan by executing a plan participation agreement; however, Ms. Frimerman did not execute a Severance Plan participation agreement. Upon a qualifying termination, Ms. Frimerman was entitled to receive severance benefits under the Frimerman Agreement as described above.
The Severance Plan provides plan participants with severance benefits upon termination of the plan participant’s employment by the plan participant for Good Reason or by the Company for any reason other than for Cause or other than the plan participant’s death or Disability (each as defined in the Severance Plan).

Under the terms of the Severance Plan, plan participants are entitled to the following compensation (“Severance Benefits”) upon such a qualifying termination, subject to the timely execution of a release and continued compliance with certain restrictive covenants:
•An amount equal to the plan participant’s base salary for a period of (i) 12 months, for the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer/General Counsel and any other chief executive, and (ii) 6 months, for Senior Vice Presidents and Vice Presidents or other participants, beginning on the plan participant’s date of termination, each a “Severance Coverage Period;” and

•A pro-rated portion of the plan participant’s target incentive bonus under our annual cash incentive plan for the applicable year, pro-rated for the number of days elapsed in the applicable year.

Plan participants are also entitled to any unpaid amounts earned under the annual cash incentive plan for the preceding year, based upon actual performance and, in certain circumstances, a lump sum payment equal to certain premiums for medical and dental benefits under COBRA. Severance Benefits will generally be paid in substantially equal installments over the applicable Severance Coverage Period.
Stock option awards held by plan participants shall be exercisable as to the vested portion for a period of 90 days following the plan participant’s qualifying termination or the stated expiration date, whichever is earlier, so long as the qualifying termination does not occur during a period of 27 months beginning three months before the effective date of a change-in-control (the “Change-in-Control Period”). If a qualifying termination occurs during a Change-in-Control Period, (i) all time-based vesting conditions applicable to Cibus equity or equity-based awards held by the plan participant will lapse and such awards will be immediately vested, and (ii) all performance-based vesting conditions applicable to outstanding equity awards will be deemed satisfied at a level reasonably determined by the compensation committee of the Board based on actual performance (unless otherwise specified in the plan participant’s participation agreement). However, on March 1, 2023, the Legacy Calyxt Board approved the modification of the award terms of all outstanding stock options with a 90-day post-separation exercise period from the current 90 days post-separation to five years from date of grant. The modification did not affect the vesting or service period of the stock options. In addition, with respect to Mr. Carr, a qualifying termination occurring during a Change-in-Control Period increases Mr. Carr’s Severance Benefits to 24 months of base salary and the full amount of his target cash incentive bonus for the applicable year.

2017 Plan
Cibus maintains the 2017 Plan. Employees, consultants, non-employee directors (and director nominees) and any other individuals who provide services to us or any of our affiliates are eligible to receive awards under the 2017 Plan, if permitted by applicable laws or accounting and tax rules and regulations.
In the event of a dissolution or liquidation of Cibus or a triggering event, except as otherwise provided in the applicable award agreement, the plan administrator may provide for:
•assumption or substitution with equivalent awards of outstanding awards under the Plan by Cibus (if Cibus is the surviving corporation) or by the surviving corporation or its parent or subsidiary;
•termination of outstanding awards under the 2017 Plan in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the awards stock that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price;
•any combination of assumption, substitution, or termination of outstanding awards under the 2017 Plan as described above; provided that outstanding awards of stock options and SARs may be cancelled without consideration if the fair market value on the date of the event is greater than the exercise or hurdle price of such award; or
•acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) and exercisability of outstanding award in full prior to the date of the corporate transaction and the expiration of awards not timely exercised by the date determined by the plan administrator.

A triggering event as defined in the plan includes (i) a sale, transfer or disposition of all or substantially all of Cibus’ assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by Cibus, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of Cibus in substantially the same proportions as their ownership of common stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or (ii) any merger, consolidation or other business combination transaction of Cibus with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of Cibus outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Cibus (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”); or (iii) any direct or indirect purchase or other acquisition by any person or group, other than a parent company or another person that is controlled by a parent company, of more than 50% of the total outstanding equity interests in or voting securities of Cibus, excluding any transaction that is determined by the Board in its reasonable discretion to be a bona fide capital raising transaction.
The RSU and option awards granted to NEOs under the 2017 Plan generally provide that in the event that a triggering event occurs during the vesting period, an additional 25% of the total number of RSUs or shares underlying the options shall immediately vest. In addition, these awards generally provide that 100% of the total number of RSUs or shares underlying the options shall vest in the event of the termination of the NEO’s employment without cause within 12 months following a triggering event or resignation of the NEO for “good reason” following a triggering event. The PSUs granted to NEOs under the 2017 Plan that remain outstanding provide that, upon a change in control, the performance period shall be truncated, and the PSUs will vest and settle based on performance through such date, as determined by the Compensation Committee of the Board and otherwise in accordance with the 2017 Plan and the applicable PSU agreement.

As noted above, upon the closing of the Merger Transactions, unvested Cibus Global stock awards held by Mr. Riggs and Drs. Beetham and Gocal were converted into restricted stock awards of Class A Common Stock under the 2017 Plan. These restricted stock awards provide that in the event that a triggering event occurs and the NEO is not offered continued employment upon the triggering event, 100% of the total number of restricted shares shall vest. Continued employment for these purposes means employment that does not require the NEO to relocate and does not result in a substantial change in the NEO’s duties to the company as in effect immediately prior to the triggering event.

Inducement Plan
In July 2021, Calyxt adopted the Inducement Plan, pursuant to which shares of Calyxt Common Stock were issuable upon the settlement of PSUs granted to Mr. Michael A. Carr in July 2021 as a material inducement to accept employment as our President and Chief Executive Officer.
The Inducement Plan mirrored the 2017 Plan with regard to impacts of a dissolution or liquidation of Legacy Calyxt or a triggering event. Mr. Carr’s award agreement under the Inducement Plan provided that in the event of a triggering event (as defined in the Inducement Plan) during the performance period, 25% of the total PSUs immediately vest to the extent not already vested.

In connection with the closing of the Merger Transactions, 25% of Mr. Carr’s Inducement Plan PSUs vested and the rest were forfeited. No further awards are available for grant or will be granted under the Inducement Plan.

PAY VERSUS PERFORMANCE DISCLOSURE
Pay Versus Performance Table

PAY VERSUS PERFORMANCE
Year (a)	Summary Compensation Table (SCT) Total for Riggs (b-1) (1)	Compensation Actually Paid (CAP) to Riggs (c-1) (1)(2)	SCT Total for Carr (b-2) (1)	CAP to Carr (c-2) (1)(2)	SCT Total for Ribeill (b-3) (1)	CAP to Ribeill (c-3) (1)(2)	SCT Total for Blome (b-4) (1)	CAP to Blome (c-4) (1)(2)	Average SCT Total for Non-PEO Named Executive Officers (NEOs) (d) (1)	Average Compensation Actually Paid to Non-PEO NEOs (e) (1)(2)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return (f) (3)	Net Income (Loss) (g) ($ in 000s)

2023	$292,314	$(1,837,261)	$1,162,641	$1,468,708	$—	$—	$—	$—	$756,799	$324,110	$9.31	$(337,639)
2022	$—	$—	$1,514,006	$(322,674)	$—	$—	$—	$—	$856,101	$157,879	$3.51	$(16,891)
2021	$—	$—	$2,533,914	$1,741,874	$594,230	$340,947	$670,298	$(1,033,259)	$636,031	$168,800	$50.47	$(29,199)
____________________________________________
(1) James A. Blome served as our principal executive officer (“PEO”) from January 1, 2021, through February 18, 2021. Yves Ribeill served as our PEO from February 19, 2021, until July 26, 2021. Michael Carr served as our PEO from July 27, 2021, through December 31, 2021, for all of 2022, and from January 1, 2023, through May 31, 2023. Rory Riggs served as our PEO from June 1, 2023, through December 31, 2023. For 2021, our non-PEO named executive officers (“NEOs”) included William Koschak and Debra Frimerman. For 2022, our non-PEO NEOs included William Koschak, Travis Frey and Debra Frimerman. For 2023, our non-PEO NEOs included Travis Frey, Debra Frimerman, Peter Beetham, and Greg Gocal.
(2) For each of 2023, 2022 and 2021, the values included in this column for the compensation actually paid to each of Rory Riggs and Michael Carr, and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b-1), (b-2) and (d) for 2023, respectively:

Rory Riggs	2023
Summary Compensation Table Total for PEO (column (b-1))	$292,314
(-) SCT “Stock Awards” column value	$—
(-) SCT “Option Awards” column value	$—
(+) year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$—
(+/-) year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end *	$(1,620,788)
(+) vesting date fair value of equity awards granted and vested in the covered year	$—
(+/-) year-over-year change in fair value of equity awards granted in prior years that vested in the covered year *	$(508,787)
(-) fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$—
(+) dollar value of dividends/earnings paid on equity awards in the covered year	$—
(+) excess fair value for equity award modifications	$—
Compensation Actually Paid to Rory Riggs (column (c-1))	$(1,837,261)

Michael Carr	2023
Summary Compensation Table Total for PEO (column (b-2))	$1,162,641
(-) SCT “Stock Awards” column value	$(480,717)
(-) SCT “Option Awards” column value	$(129,080)
(+) year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$—
(+/-) year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$—
(+) vesting date fair value of equity awards granted and vested in the covered year	$604,450
(+/-) year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	$242,993
(-) fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$(60,659)
(+) dollar value of dividends/earnings paid on equity awards in the covered year	$—
(+) excess fair value for equity award modifications	$129,080
Compensation Actually Paid to Michael Carr (column (c-2))	$1,468,708

AVERAGE FOR NON-PEO NEOs	2023
Average SCT Total for Non-PEO NEOs (column (d))	$756,799
(-) SCT “Stock Awards” column value	$(430,701)
(-) SCT “Option Awards” column value	$—
(+) year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$265,248
(+/-) year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end *	$(350,522)
(+) vesting date fair value of equity awards granted and vested in the covered year	$205,657
(+/-) year-over-year change in fair value of equity awards granted in prior years that vested in the covered year *	$(122,271)
(-) fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$(100)
(+) dollar value of dividends/earnings paid on equity awards in the covered year	$—
(+) excess fair value for equity award modifications	$—
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$324,110
______________________________________________________________
* This row includes certain equity awards granted by Cibus Global prior to May 31, 2023, that were converted into Cibus restricted shares of Class A Common Stock in connection with the Merger Transactions. As such, the change in value associated with such awards has been calculated by comparing the covered year-end value or vesting date value, as applicable, of such awards with the value as of the date of the closing of the Merger Transactions.
(3) For each of 2023, 2022 and 2021, total shareholder return for the Company was calculated as the yearly percentage change in cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2020, assuming dividend reinvestment. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2023, 2022, and 2021, including: comparisons between (a) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO NEOs and (b) each of the performance measures set forth in columns (f) and (g) of the Pay Versus Performance table.

DIRECTOR COMPENSATION

No cash compensation was paid, and no equity-based awards were granted, to Cibus’ directors during fiscal year 2023. However, on March 1, 2023, the post-separation exercise period applicable to outstanding option awards granted in 2020, 2021 and 2022 to certain directors was extended from 90 days post-separation to five years from the date of grant. The incremental expense associated with these option award modifications for each of these directors was as follows: (i) Mr. Dumont, $5,979, (ii) Mr. Fassberg, $5,979, (iii) Ms. Kozicz, $6,572, (iv) Ms. Nelson, $7,295, (v) Mr. Neugent, $7,102, and (vi) Dr. Ribeill, $9,016. In addition, on April 12, 2024, in respect to each such director’s service as a Cibus director during 2023 following the Merger Transactions, the Board approved an option award with a grant date value equal to $52,500 for each non-employee director. These option awards, which will be granted on the date of the Company’s 2024 annual meeting, will have a 10-year term and shall immediately vest on the grant date. Depending on Cibus’ capital resource position, the Board may, in its discretion in the future, determine whether to provide for cash compensation in respect of such service period.

The following individuals who served as non-employee directors of Cibus at some point during 2023 had outstanding stock options to purchase the following number of shares of Class A Common Stock as of December 31, 2023: (i) Mr. Dumont, 1,648 options, (ii) Mr. Fassberg, 1,468 options, (iii) Ms. Kozicz, 1,707 options, (iv) Ms. Nelson, 1,912 options, (v) Mr. Neugent, 1,675 options, and (vi) Dr. Ribeill, 5,351 options. For outstanding equity award information for Mr. Riggs, Dr. Beetham and Mr. Carr, see “Executive Compensation.”

On April 12, 2024, the Board adopted the Cibus, Inc. Non-Employee Director Compensation Policy. This policy, which is effective for fiscal years commencing with the 2024 fiscal year, provides that each non-employee director will receive an annual cash retainer for service on the Board equal to $60,000, payable in equal semi-annual installments in arrears on July 1 and December 31 of each year (with such amounts prorated for any partial years of service). In addition, additional annual cash retainer amounts will be paid for the following leadership roles on the Board and committees:

•Lead director - $25,000

•Chair of the Compensation Committee - $12,000

•Chair of the Nominating and Corporate Governance Committee - $10,000

•Chair of the Audit Committee - $15,000

In addition, this policy provides that each director will receive equity compensation as follows: (1) for directors domiciled in the United States, an option award with a grant date value equal to $90,000, which option award will have a 10-year term and (2) for directors domiciled outside of the United States, the choice to receive either an option award with a grant date value equal to $90,000, which option award will have a 10-year term, or an RSU award with a grant date value equal to $90,000. In each case, these awards, which shall be made on the date of the Company’s annual meeting each year, shall generally vest, subject to the director’s continued service, on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of shareholders following the grant date. Prorated awards will be granted to newly appointed directors who are not initially appointed to the Board at an annual meeting of shareholders.

PROPOSAL NO. 2 — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking stockholders to cast a nonbinding, advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to SEC rules, the executive compensation tables and related compensation disclosures included in this Proxy Statement. The advisory resolution below, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views about the compensation the Company pays to its named executive officers, as described in this Proxy Statement. We hold an annual say-on-pay vote, and the next say-on-pay vote to approve the compensation of our named executive officers is expected to occur at the 2025 annual meeting of stockholders.
The resolution is required by Section 14A of the Exchange Act. The resolution is not intended to indicate your approval of future “golden parachute” payments. We will seek shareholder approval of any “golden parachute” payments at the time of any transaction triggering those payments to the extent required by applicable law.
Cibus’ compensation program is designed to recognize the level of responsibility of an executive within Cibus, taking into account the NEO’s role and expected leadership within Cibus’ organization, and to encourage and reward decisions and actions that have a positive impact on Cibus’ overall performance. Before you vote, please review the section captioned “Executive Compensation” above.
You may vote “FOR” or “AGAINST” the resolution or “ABSTAIN” from voting on the resolution. The result of the say-on-pay proposal will not be binding on the Company or the Board; however, the Board values the views of its stockholders.
We ask you to vote “FOR” the following resolution which will be presented by the Board at the Annual Meeting:
“RESOLVED, that the stockholders of Cibus, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders.”
If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval, on a nonbinding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and described in this say-on-pay proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NONBINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of BDO USA, P.C.

BDO USA, P.C. (f/k/a BDO USA, LLP) has served as our independent registered public accounting firm since May 31, 2023. The Audit Committee has approved the engagement of BDO USA, P.C. to perform audit and audit-related services with respect to the fiscal year ending December 31, 2024, and the Board has directed that management submit the selection of BDO USA, P.C. as Cibus’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting as part of this Proposal No. 3. The Audit Committee’s selection process includes consideration of the following factors: continuity of experience with our business, internal controls, and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence, and integrity; and reasonableness of fees. In the event the stockholders do not ratify the reappointment of BDO USA, P.C., the Audit Committee will reconsider the selection.
Representatives of BDO USA, P.C. will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

Prior to the completion of the Merger Transactions, Ernst & Young LLP served as the independent registered public accounting firm of Legacy Calyxt. On May 31, 2023, the Audit Committee approved the dismissal of Ernst & Young LLP as its independent registered public accounting firm, effective as of the appointment of BDO USA, P.C. as the independent registered public accounting firm of the Company.

The reports of Ernst & Young LLP on Legacy Calyxt’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that Ernst & Young LLP’s report on the consolidated financial statements of Legacy Calyxt as of and for the fiscal year ended December 31, 2022, contained separate paragraphs that stated:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, utilized cash from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

“As discussed in Notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for leases in 2022 due to the adoption of ASU No. 2016-02, Leases.”

In connection with the audit of Legacy Calyxt’s consolidated financial statements for the fiscal year ended December 31, 2022, and in the subsequent interim period through May 31, 2023, there were (i) no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in its report and (ii) no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Legacy Calyxt provided Ernst & Young LLP with a copy of the disclosures contained in the Current Report on Form 8-K filed on June 1, 2023, and requested a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of that letter, dated May 31, 2023, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2023.

On May 31, 2023, the Audit Committee approved the engagement of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2023. BDO USA, P.C. served as independent registered public accounting firm of Cibus Global prior to the Merger Transactions. During the year ended December 31,

2022, and subsequent interim period through May 31, 2023, Legacy Calyxt did not consult with BDO USA, P.C. with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to the Company that BDO USA, P.C. concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any other matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Pre-Approval of Accounting Services

The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm. Under that policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval of the Audit Committee if it is to be provided by the independent auditor. The Audit Committee may establish pre-approval fee limits for all services to be provided by the independent accountant. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act. The Legacy Calyxt Audit Committee pre-approved all services and fees charged by Ernst & Young LLP as the Company’s independent registered public accounting firm to the Company prior to the completion of the Merger Transactions and in 2022. The Audit Committee pre-approved all services and fees charged by BDO USA, P.C. as the Company’s independent registered public accounting firm to the Company in 2023 after the completion of the Merger Transactions.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its other members in its discretion.

Fees Billed by Independent Registered Public Accounting Firm for Fiscal Years 2023 and 2022

BDO USA, P.C. became the Company’s external auditor effective May 31, 2023, upon the closing of the Merger Transactions. The following table presents aggregate fees (including related expenses) for services rendered by BDO USA, P.C. to the Company, post Merger Transactions, in the fiscal year ended December 31, 2023:

Year Ended December 31, 2023
Audit Fees	$940,566
Audit-Related Fees	—
Tax Fees (1)	25,000
All Other Fees	—
Total	$965,566
__________________________________________
(1) Represents work performed in association with Section 382 work.

The following table presents aggregate fees (including related expenses) for services rendered by Ernst & Young LLP to the Company in the fiscal year ended December 31, 2022:

Year Ended December 31, 2022
Audit Fees	$410,225
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$410,225

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles.

BDO USA, P.C., our independent registered public accounting firm for the year ended December 31, 2023, was responsible for performing an independent audit of our consolidated financial statements for the year ended December 31, 2023, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2023, with management and with our independent auditor, BDO USA, P.C. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2023 (“Annual Report”).
The Audit Committee has also discussed with BDO USA, P.C. the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee also has received and reviewed the written disclosures and the letter from BDO USA, P.C. required by applicable requirements of the PCAOB regarding BDO USA, P.C.’s communications with the Audit Committee concerning independence and has discussed with BDO USA, P.C. its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2023, be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE
Mr. Mark Finn (Chair)
Mr. Jean-Pierre Lehmann
Dr. Keith Walker

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Class A Common Stock and Class B Common Stock as of April 2, 2024, for:
•each person whom we know to own beneficially more than 5% of Class A Common Stock and Class B Common Stock;

•each director and named executive officer individually; and

•all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares that may be acquired within 60 days of the date for which information is presented. Shares that may be acquired within 60 days are deemed outstanding for computing the percentage of the person holding such rights but are not outstanding for purposes of computing the percentage of any other person. The percentages of beneficial ownership for the following tables are based on 21,622,679 shares of Class A Common Stock (including 560,823 restricted shares of Class A Common Stock that remain subject to vesting) for the columns titled “Class A Common Stock” and 3,142,636 shares of Class B Common Stock for the columns titled “Class B Common Stock” outstanding as of April 2, 2024. The percentages of beneficial ownership for holders of shares of both Class A Common Stock and Class B Common Stock are based on the sum of 21,622,679 shares of Class A Common Stock (including 560,823 restricted shares of Class A Common Stock that remain subject to vesting) and the number of shares of Class A Common Stock issuable on conversion of that holder’s Class B Common Stock for the columns titled “Class A Common Stock and Class B Common Stock.”
Unless otherwise indicated, the address for each listed director and named executive officer is c/o Cibus, Inc., 6455 Nancy Ridge Drive, San Diego, CA 92121.

	Class A Common Stock		Class B Common Stock		Class A Common Stock and Class B Common Stock
Name of Beneficial Owner	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
5% Beneficial Owners:
FMR LLC (1)	2,820,995	13.1%	—	*	2,820,995	13.1%
New Ventures I (2)	1,143,949	5.3%	—	*	1,143,949	5.3%
Jonathan Finn (3)	1,158,560	5.4%	12,048	*	1,170,608	5.4%
JPL Investments SA (4)	1,687,071	7.8%	—	*	1,687,071	7.8%
DJG Associated, LLC (5)	23,687	*	450,051	14.3%	473,738	2.2%
Smith Brown, LLC (6)	16,799	*	305,559	9.7%	322,358	1.5%

	Class A Common Stock		Class B Common Stock		Class A Common Stock and Class B Common Stock
Name of Beneficial Owner	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Directors and Named Executive Officers:
Rory Riggs (7)	3,177,678	14.7%	1,388,084	44.2%	4,565,762	19.8%
Peter Beetham, Ph.D. (8)	378,934	1.8%	3,503	*	382,437	1.8%
Greg Gocal, Ph.D. (9)	320,844	1.5%	—	*	320,844	1.5%
Mark Finn (10)	1,222,566	5.7%	25,396	*	1,247,962	5.8%
Jean-Pierre Lehmann	1,687,071	7.8%	—	*	1,687,071	7.8%
Gerhard Prante, Ph.D.	71,785	*	—	*	71,785	*
Keith Walker, Ph.D.	84,183	*	14,518	*	98,701	*
Michael A. Carr (11)	33,174	*	—	*	33,174	*
Travis J. Frey, Ph.D. (11)	19,060	*	—	*	19,060	*
Debra Frimerman (11)	18,772	*	—	*	18,772	*
Directors and current executive officers as a group (8 persons) (12)	7,155,161	33.0%	1,440,057	45.8%	8,595,218	49.4%
___________________________________________
* Less than 1%
(1) Based upon an Amendment No. 1 to Schedule 13G filed by FMR LLC with the SEC on February 9, 2024, in which FMR LLC reports sole voting power over 2,820,752 shares of Class A Common Stock and sole dispositive power over 2,820,995 shares of Class A Common Stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(2) Represents shares of Class A Common Stock held of record by New Ventures I Holdings, LLC ("New Ventures I Blocker"), whose sole owner is New Ventures I. New Ventures I Blocker was established by private funds managed by BV Partners, LLC. The address of BV Partners, LLC is c/o Vantage Consulting Group, Inc. 3500 Pacific Avenue, Virginia Beach, Virginia, 23451.
(3) Based upon a Schedule 13D filed by Jonathan Finn with the SEC on June 12, 2023, in which Jonathan Finn reported sole voting and dispositive power over 1,206 shares of Class A Common Stock and shared voting and dispositive power over 2,794,262 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of Class B Common Stock). Based upon a Form 4 filed by Mr. Riggs with the SEC on December 14, 2023, on September 27, 2023, New Ventures Agtech Solutions, LLC (“New Ventures Agtech”) effectuated a pro rata distribution to its members (the “Class A Distribution”) of all of the shares of Class A Common Stock held by it, which were previously reported as indirectly attributable to Jonathan Finn as a result of Jonathan Finn having shared voting and dispositive power in respect of New Ventures Agtech. Pursuant to the Class A Distribution, 118,893 shares of Class A Common Stock were distributed to the members of New Ventures Agtech, which shares Jonathan Finn has no beneficial interest in. Based upon a Form 4 filed by Mr. Riggs with the SEC on January 3, 2024, on December 29, 2023, New Ventures Agtech completed a distribution to Mr. Riggs of 1,505,967 Up-C Units (the “Up-C Unit Distribution”). Such Up-C Units were previously reported as indirectly attributable to Jonathan Finn as a result of Jonathan Finn having shared voting and dispositive power in respect of New Ventures Agtech. The number of shares held by Jonathan Finn excludes the New Ventures Agtech shares distributed as a result of the Class A Distribution and the Up-C Unit Distribution. The address of Jonathan Finn is c/o Vantage Consulting Group, Inc. 3500 Pacific Avenue, Virginia Beach, Virginia 23451.
(4) Based upon a Schedule 13D filed by JPL Investments SA with the SEC on June 12, 2023, in which JPL Investments SA reports sole voting and dispositive power over 1,687,071 shares of Class A Common Stock. Mr. Lehmann is the President of JPL Investments SA and beneficially owns the shares of Class A Common Stock held by JPL Investments SA. The address of JPL Investments SA is 21 Alpinastrasse, CH 3780 Gstaad, Switzerland.
(5) Based upon written representations by DJG Associated, LLC as of October 13, 2023, DJG Associated, LLC is controlled by Andrew J. Guff, who has sole voting and investment power over the securities DJG Associated, LLC beneficially owns. The address of DJG Associated, LLC is c/o Andrew Guff, 62 Vineyard Lane, Greenwich, Connecticut, 06831.
(6) Based upon written representations by Smith Brown, LLC as of October 13, 2023, Smith Brown, LLC is controlled by its manager, Mary K. Ford, who has sole voting and investment power over the securities Smith Brown, LLC beneficially owns. The address of Smith Brown, LLC is c/o Mary K. Ford, 10 South Ram Island Drive, PO Box 179, Shelter Island, New York 11964.
(7) Includes (i) 50,000 shares of pre-funded warrants (the “Pre-Funded Warrants”) outstanding and exercisable, subject to an ownership limitation such that the holder may not exercise any Pre-Funded Warrant if such exercise would cause the holder to beneficially own more than 19.99% of the Class A Common Stock or the combined voting power of the Company’s securities outstanding immediately after giving effect to the exercise (the “Ownership Limitation”), (ii) 5,401 shares of Class A Common Stock held in joint tenancy with Mr. Riggs' sibling, Robin Riggs, (iii) 20,974 shares of Class A Common Stock held by Mr. Riggs' spouse, Margaret Crotty, (iv) 2,916 shares of Class A Common Stock and 20,891 shares of Class B Common Stock held indirectly by Mr. Riggs through the Rory Riggs Family Trust and (v) 123,232 shares of restricted Class A Common Stock, which remain subject to vesting. Includes shares pledged by Mr. Riggs as collateral to secure certain personal indebtedness pursuant to an exception to the Company’s insider trading policy granted by the Board—specifically, 1,579,417 shares of Class A Common Stock and 5,967 shares of Class B

Common Stock, which correspond to shares issued to Mr. Riggs in conjunction with the completion of the Merger Transactions in exchange for approximately 7,900,000 Cibus Global units owned by Mr. Riggs and pledged by Mr. Riggs prior to the completion of the Merger Transactions.
(8) Includes 53,116 shares of restricted Class A Common Stock, which remain subject to vesting.
(9) Includes 48,139 shares of restricted Class A Common Stock, which remain subject to vesting.
(10) Includes (i) 13,405 shares of Class A Common Stock and 12,048 shares of Class B Common Stock held of record by Delta III Partners, LLC, for which Mark Finn serves as one of two managing members and (ii) 1,143,949 shares of Class A Common Stock held of record by New Ventures I Blocker, whose sole owner is New Ventures I. New Ventures I Blocker was established by private funds managed by BV Partners, LLC, for which Mark Finn serves as one of two managing members. Mark Finn holds direct voting and dispositive power over the shares held by the funds managed by BV Partners, LLC. Mark Finn disclaims beneficial ownership of the shares held by such private funds except to the extent of his pecuniary interest therein.
(11) Number of shares held by Mr. Carr, Dr. Frey and Ms. Frimerman are based on information known by the Company as of the Exit Form 4 filed on June 2, 2023.
(12) Includes (i) 50,000 shares of Pre-Funded Warrants outstanding and exercisable, subject to the Ownership Limitation and (ii) 298,879 shares of restricted Class A Common Stock, which remain subject to vesting.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the reports. Specific due dates for these reports are prescribed by SEC rules and we are required to report in this Proxy Statement any failure by directors, officers, or 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2023, except that:

•Messrs. Carr and Koschak, Dr. Frey, Ms. Frimerman and certain members of the Legacy Calyxt Board were each late in filing a Form 4 to report material modifications of outstanding stock options on March 1, 2023. Form 4s were subsequently filed on June 2, 2023, to report, in the case of Mr. Carr, four transactions, and in the case of each of Mr. Koschak, Dr. Frey and Ms. Frimerman, six transactions. Form 4s were subsequently filed on June 1, 2023, to report six transactions for each of Messrs. Dumont, Fassberg and Neugent, Mmes. Nelson and Kozicz, and Dr. Ribeill.

•Mark Finn was late in reporting certain holdings received as consideration in connection with the closing of the Merger Transactions on May 31, 2023. A Form 4/A was subsequently filed to report these six transactions on June 12, 2023.

•Jonathan Finn was late in reporting holdings received as consideration in connection with the closing of the Merger Transactions on May 31, 2023. A Form 4 was subsequently filed to report these eight transactions on June 14, 2023.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the named executive officer and director compensation arrangements discussed in “Executive Compensation” above, we describe below transactions and series of similar transactions since the beginning of our 2023 fiscal year and currently proposed transactions, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Cibus Transactions

Warrant Transfer and Exchange Agreement

In December 2014, Cibus Global entered into the Warrant Transfer and Exchange Agreement (the “Warrant Exchange Agreement”) with certain seller parties and Rory Riggs, as representative of the seller parties (the “seller representative”). In connection with two series of financings between November 2013 and December 2014, Cibus Global issued to certain investors (the “investors”) four tranches of warrants to purchase convertible preferred membership interest units in Cibus Global (collectively, the “warrants”). The Warrant Exchange Agreement granted each investor the right to sell some or all of its respective warrants to Cibus Global in exchange for an interest in certain future revenues of Cibus Global. The warrants were fully exchanged in 2014 and 2015.

The investors sold the warrants in exchange for ongoing quarterly payments (each, a “warrant purchase payment”) equal to a portion of Cibus Global’s aggregate amount of certain worldwide revenues (the “subject revenues”) received during such quarter. The aggregate portion payable to the investors each quarter is the product of the subject revenues and a percentage, which is capped at 10%. Subject revenues broadly include all cash attributable to product sales, license fees, sublicense payments, distribution fees, milestones, maintenance payments, royalties and distributions to Cibus Global, subject to certain exceptions. The Company assumed the ongoing warrant purchase payment obligations (the “Royalty Liability”) as part of the Merger Transactions.

The warrant purchase payments are due to the investors within 45 calendar days after the end of each calendar quarter. Any payments made after such 45-day period are subject to a late fee of 4% over the prime rate. Warrant purchase payments will commence in the first quarter in which the aggregate subject revenues during any consecutive 12-month period equals or exceeds $50.0 million, at which point Cibus Global will be obligated to pay all aggregated but unpaid payments under the Warrant Exchange Agreement. Further, Cibus Global is subject to ongoing reporting requirements under the Warrant Exchange Agreement, including delivery to the seller representative of (i) an annual report following the end of each calendar year and (ii) copies of written notices or correspondence with any counterparty to an in-license relating to RTDS that could reasonably be expected to adversely affect the warrant purchase payments.

The Warrant Exchange Agreement has an initial term of 30 years following the date on which the first warrant purchase payment becomes due and payable. The investors have the option to renew the Warrant Exchange Agreement for an additional 30-year term after expiration of the initial term upon delivery by the seller representative of written notice to Cibus Global and payment of $100.

Payments to the investors under the Warrant Exchange Agreement are secured by a senior security interest in certain Cibus Global collateral pursuant to an Intellectual Property Security Agreement (the “IP Security Agreement”). See “—Intellectual Property Security Agreement.”

Investors entitled to payments, including through entities controlled by them, pursuant to the Warrant Exchange Agreement include the following directors and executive officers: Messrs. Lehmann and Riggs and Drs. Beetham, Gocal, Prante and Walker.

Intellectual Property Security Agreement

In connection with the Warrant Exchange Agreement, Cibus Global and certain related entities (collectively, the “grantors”) entered into the IP Security Agreement with the seller representative. Pursuant to the IP Security Agreement, the grantors granted the seller representative a continuing security interest in certain intellectual property of the grantors (the “collateral”) to secure the payment and performance of Cibus Global’s obligations under the Warrant Exchange Agreement. The collateral includes any and all of the grantors’ respective copyrights, patents, trademarks, trade secrets, claims for damages from infringement of any of the proceeding rights, licenses and all cash and non-cash proceeds and products of the foregoing.

No lien is permitted to exist on the collateral, except for permitted licenses in accordance with the Warrant Exchange Agreement, certain permitted liens and security interests subordinated to the security interests granted by the IP Security Agreement.

Participation in Registered Direct Offering

On December 11, 2023, the Company entered into an underwriting agreement with Stifel, Nicolaus & Company, Incorporated, and Canaccord Genuity LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 2,106,723 shares (the “Shares”) of its Class A Common Stock, and, in lieu of Class A Common Stock to Rory Riggs, the Company’s Chief Executive Officer and Chairman, Pre-Funded Warrants to purchase 50,000 shares of Class A Common Stock to the Underwriters in an underwritten registered direct offering (the “Offering”). The offering price for each share of Class A Common Stock in the Offering was $9.00 per Share, except for shares of Class A Common Stock purchased by Rory Riggs, which were offered at a price of $10.58 per Share and $10.57 per Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable until fully exercised at an exercise price of $0.01 per share, subject to an ownership limitation, for an aggregate purchase price of $0.5 million. On December 14, 2023, the Offering closed. The Company received net proceeds of approximately $18.6 million, after deducting the underwriting discounts and commissions and other offering expenses payable by the Company.

Binding Term Sheet

On October 20, 2023, the Company entered into a binding term sheet (“Binding Term Sheet”) with Rory Riggs, the Company’s Chief Executive Officer and Chairman. Pursuant to the Binding Term Sheet, Mr. Riggs had agreed to make available to the Company a line of credit (the “Loan”) in the aggregate principal amount of $5,000,000 (the “Loan Amount”), bearing a simple interest at a rate of 12% per annum and repayable at maturity on January 1, 2026. The commencement date Cibus could make draws against the Loan Amount was January 1, 2024. Upon the closing of the

Offering on December 14, 2023, the Loan automatically terminated in accordance with its terms. Because the Loan terminated in accordance with its terms prior to any draws on the Loan Amount, no amounts of principal or interest were outstanding or paid.

Employment Relationship

As of the date of this Proxy Statement, Andrew Walker serves as Vice President, Production and leads the gene editing Production Operations team that is responsible for implementing the Cibus Trait Machine™. Andrew Walker is the son of Keith Walker, one of the Company’s directors. Andrew Walker received total compensation of $218,739 comprised solely of salary in fiscal year 2023.

Legacy Calyxt Transactions

Relationship with Cellectis

Prior to the completion of Legacy Calyxt’s initial public offering, Legacy Calyxt was a wholly owned subsidiary of Cellectis, which owned approximately 48.0% of the Company’s issued and outstanding common stock. Immediately following the completion of the Merger Transactions, Cellectis reported in a Schedule 13D filing that it held 2.9% of the outstanding Class A Common Stock and did not hold any Class B Common Stock. Upon the completion of the Merger Transactions, Cellectis no longer possesses any contractual governance rights under the Amended Certificate of Incorporation or bylaws.

Amended Cellectis License

On May 31, 2023, the Company entered into the First Amendment to the License Services Agreement, which amends the License Agreement, dated July 25, 2017, between Legacy Calyxt and Cellectis (as amended, the “Amended Cellectis License”).

Under the Amended Cellectis License, Cellectis grants to the Company an exclusive worldwide, perpetual license, with the right to sublicense certain intellectual property licensable by Cellectis in the field of developing and commercializing microorganism, agricultural and food products, including, but not limited to traits, seeds, proteins, oils, carbohydrates, food, and food and animal feed ingredients, excluding (i) any application in connection with animals and animal cells and (ii) therapeutic applications (the “Calyxt Field”). However, this grant is non-exclusive solely in the non-exclusive fields as described in the Amended Cellectis License. Cellectis also grants to the Company a non-exclusive, worldwide, perpetual, irrevocable, royalty-free and fully paid-up license (with certain rights to sublicense) under certain licensed plant patents in the Calyxt Field.

In consideration for the license from Cellectis, the Company is required to pay to Cellectis, on a product-by-product and country-by-country basis, a royalty of 3% of net sales less certain items as defined in the Amended Cellectis License. In addition, the Company is required to pay Cellectis 30% of revenue we receive for sublicensing our rights under the agreement to third parties. Our payment obligations to Cellectis will expire upon the expiration of the last-to-expire valid claim of the patents licensed to us by Cellectis.

The foregoing description of the Amended Cellectis License does not purport to be complete and is qualified in its entirety by the full text of the Amended Cellectis License, which is filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on March 21, 2024.

During the year ended December 31, 2023, the Company incurred expenses related to the Amended Cellectis License in the amount of $0.2 million.

Lease Guarantee and Indemnification
Cellectis has guaranteed the lease agreement for the Company’s Roseville, Minnesota facility. Cellectis’ guarantee of the Company’s obligations under the lease will terminate at the end of the second consecutive calendar year in which the Company’s tangible net worth exceeds $300 million. The Company agreed to indemnify Cellectis for any obligations incurred by Cellectis under its guaranty of the obligations under the lease, effective upon Cellectis’ ownership falling to 50% or less of the Company’s outstanding common stock. This indemnification obligation was triggered in October 2022.

Indemnification Agreements
Our Board has adopted a policy to enter into indemnification agreements with each of our directors and officers. Such indemnification agreements and our Amended Certificate of Incorporation and bylaws will require us, subject to certain exceptions, to indemnify and hold harmless our directors and officers to the fullest extent permitted by Delaware law.

Policy Concerning Related Person Transactions

We maintain a written related person transaction approval policy, for the review of any transaction, arrangement, or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest. This policy was not in effect for transactions entered into prior to the Merger Transactions described above under “—Cibus Transactions.” Transactions entered into following the Merger Transactions were approved under this policy.
Each of the agreements described above under “—Cibus Transactions” and any transactions contemplated thereby, were and will be deemed approved under and not subject to the terms of such policy. Any future amendment to such agreements would be subject to our related person transaction approval policy. If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the General Counsel, who will present the proposed related party transaction to the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. If the proposed related person transaction involves related persons constituting a majority of the members of the Audit Committee, such review will be undertaken by the disinterested members of the board who are also independent directors (each such body, as applicable, referred to as the “Committee” for the purpose of this section).
In approving or rejecting such proposed transactions, the Committee will be required to consider relevant facts and circumstances. The Committee will approve only those transactions that, considering known circumstances, are deemed to be in our best interests. If any member of the Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Committee member may be counted in determining the presence of a quorum at the meeting of the Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision, or termination of such transaction.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
A number of brokers with account holders who are Cibus, Inc. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability or, if requested, set of proxy materials or Annual Report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability and/or separate Proxy Statement and Annual Report, please notify your broker and direct your written request to Cibus, Inc., 6455 Nancy Ridge Drive, San Diego, CA 92121, Attn: Secretary, or call (858) 450-0008. The Company undertakes to deliver promptly to a stockholder upon such written or oral request a separate Notice of Internet Availability, and, if requested, set of proxy materials or Annual Report. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Rory Riggs
Chief Executive Officer and Chairman
San Diego, California

Dated: April 19, 2024

BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O CIBUS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44636-P06600	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIBUS, INC.

Proposals - The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1.Election of Directors: To elect six directors until the next annual meeting of stockholder and until their successors have been elected and qualified.		For	Against	Abstain

1a. Rory Riggs		☐	☐	☐

1b. Peter Beetham		☐	☐	☐

1c. Mark Finn		☐	☐	☐

1d. Jean-Pierre Lehmann		☐	☐	☐

1e. Gerhard Prante		☐	☐	☐

1f. Keith Walker		☐	☐	☐
						For	Against	Abstain
2.To approve, on an advisory basis, the compensation of the company’s Named Executive Officers.						☐	☐	☐

3. Ratification of the appointment of BDO USA, P.C. as independent registered public accounting firm for the fiscal year ending December 31, 2024.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V44637-P06600

Cibus, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 30, 2024
The undersigned hereby appoints Rory Riggs, Peter Beetham and Wade King, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cibus, Inc. to be held on May 30, 2024 or at any postponement or adjournment thereof.
Shares represented by this Proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote in accordance with the Board of Directors’ recommendations.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE